Exhibit 10.14
AMENDED AND RESTATED REVOLVING CREDIT
AND TERM LOAN AGREEMENT

DATED AS OF DECEMBER 7, 2018

BY AND AMONG

COLUMBIA PROPERTY TRUST OPERATING PARTNERSHIP, L.P.

AS BORROWER,

JPMORGAN CHASE BANK, N.A.,
AS ADMINISTRATIVE AGENT

AND

PNC BANK, NATIONAL ASSOCIATION,
AS SYNDICATION AGENT FOR THE REVOLVING CREDIT FACILITY

AND

U.S. BANK NATIONAL ASSOCIATION, AND
WELLS FARGO BANK N.A.,
AS CO-DOCUMENTATION AGENTS FOR THE REVOLVING CREDIT FACILITY

AND

BMO HARRIS BANK, N.A., REGIONS BANK AND SUNTRUST BANK,
AS SYNDICATION AGENTS FOR THE TERM LOAN FACILITY

THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 12.5,
AS LENDERS

AND

JPMORGAN CHASE BANK, N.A., PNC CAPITAL MARKETS LLC,
U.S. BANK NATIONAL ASSOCIATION AND WELLS FARGO SECURITIES LLC,
AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS FOR
THE REVOLVING CREDIT FACILITY

AND

SUNTRUST ROBINSON HUMPHREY, INC., REGIONS CAPITAL MARKETS
AND BANK OF MONTREAL, AS JOINT LEAD ARRANGERS AND
JOINT BOOK RUNNERS FOR THE TERM LOAN FACILITY

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SCEDULES AND EXHIBITS
SCHEDULE 1A	Commitments
SCHEDULE 1B	Letter of Credit Commitments
SCHEDULE CBD	CBD or Urban Infill Properties
SCHEDULE HB	High Barrier Market Properties
SCHEDULE 2.3	Existing Letters of Credit
SCHEDULE 6.1(b)	Ownership Structure
SCHEDULE 6.1(f)	Properties
SCHEDULE 6.1(g)	Existing Indebtedness
SCHEDULE 6.1(i)	Litigation
SCHEDULE 6.1(k)	Financial Statements
SCHEDULE 6.1(p)	Environmental Matters
SCHEDULE 6.1(y)	List of Unencumbered Assets
SCHEDULE 6.1(ee)	Eminent Domain Proceedings
EXHIBIT A	Form of Assignment and Acceptance Agreement
EXHIBIT B	Form of Contribution Agreement
EXHIBIT C	Form of Guaranty
EXHIBIT D	Form of Joinder Agreement
EXHIBIT E	Form of Notice of Borrowing
EXHIBIT F	Notice of Continuation
EXHIBIT G	Notice of Conversion
EXHIBIT H	[Reserved]
EXHIBIT I	Form of Term Note
EXHIBIT J	Form of Revolving Note
EXHIBIT K	Form of Compliance Certificate
EXHIBIT L	Forms of U.S. Tax Compliance Certificates

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THIS AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Agreement”) dated as of December 7, 2018 by and among COLUMBIA PROPERTY TRUST OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Borrower”), each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 12.5(d) (collectively, the “Lenders” and individually a “Lender”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Agent”).
WHEREAS, the Borrower is primarily engaged in the business of purchasing, developing, owning, operating, leasing and managing office, industrial and retail properties;
WHEREAS, the Borrower, the Agent, certain of the Lenders and certain other lending institutions are parties to an Amended and Restated Revolving Credit and Term Loan Agreement dated as of July 30, 2015 (as amended or otherwise modified as of the date hereof, the “Existing Credit Agreement”), pursuant to which such lenders provide a revolving credit facility and made a term loan to the Borrower; and
WHEREAS, the Borrower, the Agent and the Lenders wish to amend and restate the Existing Credit Agreement in its entirety as set forth herein;
NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby amend and restate the Existing Credit Agreement in its entirety and covenant and agree as follows:
ARTICLE I. DEFINITIONS

Section 1.1Definitions.
In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:
“Additional Costs” has the meaning given to that term in Section 4.1.
“Additional Credit Extension Amendment” means an amendment to this Agreement providing for any New Revolving Commitments and/or New Term Loans which shall be consistent with the applicable provisions of this Agreement relating to New Revolving Commitments and/or New Term Loans and otherwise reasonably satisfactory to the Agent and the Borrower.
“Adjusted EBITDA” means as of any date of determination the sum of (a) EBITDA of the Borrower for the immediately preceding calendar quarter less (b) the Capital Reserve for such period.
“Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. In no event shall the Agent or any Lender be deemed to be an Affiliate of the Borrower.
“Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders under the terms of this Agreement, and any of its successors.
“Agent Parties” has the meaning given to that term in Section 12.1.
“Agreement Date” means the date as of which this Agreement is dated.
“Alternate Base Rate” means for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the LIBOR Rate for any day shall be based on the LIBOR Screen Rate at approximately 11:00 a.m. London time on such day (or if the LIBOR Screen Rate is not available for such one month Interest Period, the Interpolated Rate). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the LIBOR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 4.2 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery, money-laundering or corruption.
“Applicable Credit Ratings” means the Borrower’s corporate credit or issuer ratings (which may be a private rating) issued by S&P or Moody’s.
“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators, and for purposes of Section 3.12 shall include FATCA.
“Applicable Margin” means, for any day with respect to any Loans, or with respect to the Facility Fees payable hereunder, as the case may be, the applicable rate per annum determined as set forth below:
(a)    for the Revolving Facility, the applicable rate per annum set forth below under the caption “Base Rate - Applicable Margin”, “LIBOR Rate - Applicable Margin”, or the “Facility Fee Rate”, as the case may be, based upon the Rating of the Borrower in the table below:

RATINGS LEVEL	MOODY’S/ S&P APPLICABLE CREDIT RATING	BASE RATE - APPLICABLE MARGIN	LIBOR RATE ‑ APPLICABLE MARGIN	FACILITY FEE RATE
Level I Rating	A3/A- or higher	0.0%	0.775%	0.125%
Level II Rating	Baa1/BBB+	0.0%	0.825%	0.15%
Level III Rating	Baa2/BBB	0.0%	0.90%	0.20%
Level IV Rating	Baa3/BBB-	0.10%	1.10%	0.25%
Level V Rating	Below Baa3/BBB-	0.45%	1.45%	0.30%
(b)    for the Term Facility, the applicable rate per annum set forth below under the caption “Base Rate - Applicable Margin”, “LIBOR Rate - Applicable Margin” or the “Ticking Fee Rate” as the case may be, based upon the Rating of the Borrower in the table below:

RATINGS LEVEL	MOODY’S/ S&P APPLICABLE CREDIT RATING	BASE RATE - APPLICABLE MARGIN	LIBOR RATE‑ APPLICABLE MARGIN	TICKING FEE RATE
Level I Rating	A3/A- or higher	0.0%	0.85%	0.125%
Level II Rating	Baa1/BBB+	0.0%	0.90%	0.15%
Level III Rating	Baa2/BBB	0.0%	1.00%	0.20%
Level IV Rating	Baa3/BBB-	0.25%	1.25%	0.25%
Level V Rating	Below Baa3/BBB-	0.65%	1.65%	0.30%
For purposes hereof (A) if the Borrower has only one Rating, such Rating shall determine pricing, (B) if the Borrower has two Ratings and the Ratings of the Rating Agencies do not match, then the higher of two Applicable Credit Ratings shall determine pricing; provided, however, that (1) if the two Applicable Credit Ratings are two gradations apart, then the rating that is between the two differing Applicable Credit Ratings shall determine pricing and (2) if the two Applicable Credit Ratings are more than two gradations apart, than the rating that is one ratings category below the higher Applicable Credit Rating shall determine pricing and (C) if the Applicable Credit Ratings established or deemed to have been established by the Rating Agencies for such debt of the Borrower shall be changed (other than as a result of change in the rating system of any such Rating Agency), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Agent and the Lenders pursuant to the terms of the Loan Documents. Each change in the Applicable Margin under this clause (i) shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such changes. If the rating system of a Rating Agency shall change, the Borrower and the Requisite Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system of such Rating Agency, and pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change.
The credit rating in effect on any date for the purposes hereof is that in effect at the close of business on such date. If at any time the Borrower has no Moody’s Rating and no S&P Rating, then the Applicable Margin (including the Facility Fee Rate and the Ticking Fee Rate) shall be determined by reference to (x) the Level V Rating if the Debt to Total Asset Value Ratio as of the end of the most recent fiscal quarter for which financial statements are available is greater than thirty-five percent (35%) and (y) the Level IV Rating if the Debt to Total Asset Value Ratio as of the end of the most recent fiscal quarter for which financial statements are available is equal to or less than thirty-five percent (35%).
Any adjustment in the Applicable Margin shall be applicable to all existing Loans.
Any recalculation of interest required by this provision shall survive termination of this Agreement and this provision shall not in any way limit any of the Agent’s and the Lenders’ other rights and remedies under the Loan Documents.
“Approved Bond Transaction” means those real property projects and any other real property developments (a) in which the Borrower, any Qualified Subsidiary or any Guarantor acquires an interest as a lessee in real property subject to a bond transaction encumbering the property wherein the Borrower, such Qualified Subsidiary or such Guarantor is also the owner of the applicable bonds; (b) pursuant to which rental payments of the Borrower, the applicable Qualified Subsidiary or the applicable Guarantor as lessee ultimately run to the Borrower, such Qualified Subsidiary or such Guarantor in the form of payments on the applicable bonds and are in an amount that are equivalent (or nearly so) with the required payments under the bonds; and (c) which lease (i) has a remaining term of not less than twenty (20) years or provides a purchase option in favor of the Borrower, the applicable Qualified Subsidiary or the applicable Guarantor for the underlying land that is exercisable by the Borrower, such Qualified Subsidiary or such Guarantor at the option of the Borrower, such Qualified Subsidiary or such Guarantor, as appropriate, prior to or simultaneously with the expiration of the lease and for a de minimus or nominal purchase price, (ii) under which any required rental payment or other payment due under such lease from the Borrower, the applicable Qualified Subsidiary or the applicable Guarantor to the lessor have been assigned to secure the bonds held by the Borrower, the applicable Qualified Subsidiary or the applicable Guarantor and no payment default has occurred and no other default has occurred which would permit the termination of the lease, (iii) where no party to such lease is the subject of a Bankruptcy Event, (iv) contains customary provisions either (A) protective of any lender to the lessee or (B) whereby the lessor expressly agrees upon request to subordinate the lessor’s fee interest to the rights and remedies of such a lender, (v) where the Borrower’s, the applicable Qualified Subsidiary’s or the applicable Guarantor’s interest in the real property or the lease is not subject to (A) any Lien other than Permitted Liens of the types described in clauses (a), (c) and (d) of the definition of Permitted Liens and the instruments securing the bonds held by the Borrower, the applicable Qualified Subsidiary or the applicable Guarantor, and (vi) such lease and bond documents permits reasonable transferability thereof (including the right to sublease to occupancy tenants), in each case, documented and structured in a manner satisfactory to the Agent in its reasonable discretion.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignee” has the meaning given to that term in Section 12.5(d).
“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement among a Lender, an Assignee and the Agent, substantially in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.
“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following: (a) the entry of a decree or order for relief by a court or governmental agency in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment by a court or governmental agency of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or the ordering of the winding up or liquidation of its affairs by a court or governmental agency; or (b) the commencement against such Person of an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or of any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed for a period of ninety (90) consecutive days, or the repossession or seizure by a creditor of such Person of a substantial part of its property; or (c) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or the taking possession by a receiver, liquidator, assignee, creditor in possession, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or make any general assignment for the benefit of creditors; or (d) such Person shall admit in writing its inability to pay its debts generally as they become due.
“Base Rate Loan” means a Loan bearing interest at a rate based on the Alternate Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning set forth in the introductory paragraph hereof.
“Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or required to close and (b) with reference to a LIBOR Rate Loan or LIBOR Daily Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.
“Capital Reserves” means, for any period and with respect to a Property, an amount equal to (a) $0.30 per square foot per annum for all office Properties, $0.15 per square foot per annum for all industrial Properties and $0.15 per square foot per annum for all other Properties multiplied by (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365. Any portion of a Property leased under a ground lease to a third party that owns the improvements on such portion of such Property shall not be included in the determination of Capital Reserves. If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Properties of the Borrower, the REIT Guarantor and their Subsidiaries and a proportionate share of all Properties of all Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates.
“Capitalization Rate” means (i) six percent (6.0%) for High Barrier Market Properties, (ii) six and three-quarters percent (6.75%) for CBD or Urban Infill Properties and (iii) seven and one-half percent (7.50%) for all other Properties.
“Capitalized Lease Obligations” means obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.
“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired which are issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank at the time of the acquisition thereof has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company at the time of the acquisition thereof has a short‑term commercial paper rating of at least A-2 or the equivalent by S&P or at least P‑2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at the time of the acquisition thereof at least A‑2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, which have at the time of the acquisition thereof net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.
“Cash Interest Expense” means (i) Interest Expense minus (ii) the non-cash component of Interest Expense (including, without limitation, capitalized interest funded under a construction loan interest reserve account and amortization of financing costs and debt premiums and discounts).
“CBD or Urban Infill Property” means, (a) any Property listed on Schedule CBD attached hereto and identified as a CBD or Urban Infill Property, (b) any improved Property which is located in the Downtown, Midtown, Central Perimeter or Buckhead neighborhoods of Atlanta, Georgia, or (c) any other improved Property which is located in markets with characteristics similar to those identified in clause (a) or (b) and is designated by the Borrower, and reasonably approved by the Agent, as a CBD or Urban Infill Property from time to time.
“Change of Control” means the occurrence of any of the following:
(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty-three percent (33%) of the total voting power of the then outstanding voting stock of the REIT Guarantor;

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires, directly or indirectly, by contract or otherwise, the power to exercise control over the Equity Interests of the REIT Guarantor representing more than thirty-three percent (33%) of the total voting power represented by the issued and outstanding Equity Interests of the REIT Guarantor;

(c) during any period of 12 consecutive months, a majority of the Board of Trustees or Directors of the REIT Guarantor consists of individuals who were not either (i) trustees or directors of the REIT Guarantor as of the corresponding date of the previous year, (ii) selected or nominated to become trustees or directors by the Board of Trustees or Directors of the REIT Guarantor of which a majority consisted of individuals described in clause (c)(i) above, or (iii) selected or nominated to become trustees or directors by the Board of Trustees or Directors of the REIT Guarantor of which a majority consisted of individuals described in clause (c)(i) above and individuals described in clause (c)(ii), above;

(d) the REIT Guarantor shall fail to be the sole general partner of the Borrower or shall fail to own, directly or indirectly, free of any liens, encumbrances or adverse claims, at least fifty-five percent (55%) of the voting Equity Interests of the Borrower and to possess the power to direct the management of the Borrower; or

(e) Borrower or the REIT Guarantor fails to own, directly or indirectly, free of any liens, encumbrances or adverse claims, at least sixty-five percent (65%) of the Equity Interests of each Guarantor (other than the REIT Guarantor), control all major decisions of such Guarantor (including, without limitation, decisions to sell or encumber property) and otherwise possess the ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, of each such Guarantor.

“Class” when used in reference to any Loan refers to whether such Loan is a Revolving Loan or a Term Loan.
“Collateral Account” means a special non‑interest bearing deposit account maintained by the Agent at the Principal Office and under its sole dominion and control.
“Commitment” means, with respect to each Lender, its Revolving Commitment and/or its Term Commitment, as the context may require.
“Communications” has the meaning given to that term in Section 12.1.
“Compliance Certificate” has the meaning given to that term in Section 8.3.
“Connection Income Taxes” means Other Connection Taxes that are imposed or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Construction-in-Process” means cash expenditures for land and improvements (including indirect costs internally allocated and development costs) determined in accordance with GAAP on all Properties that are under development or are scheduled to commence development within twelve (12) months of any date of determination.
“Contingent Liabilities” as to any Person, but without duplication of any amount included or includable in items (a) through (h), (j) and (k) of Indebtedness, as applied to any obligation, means and includes liabilities or obligations with respect to: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation; (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation, whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation; (c) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, or similar off balance sheet financing arrangement; (d) all obligations of such Person with respect to any take-out commitment or forward equity commitment; (e) purchase obligations net of asset value; and (f) all obligations under performance and/or completion guaranties (or other agreements the practical effect of which is to assure performance or completion of such obligations) as and to the extent such obligations are required to be included as liabilities on the balance sheet of such Person in accordance with GAAP.
“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Rate Loan from one Interest Period to another Interest Period pursuant to Section 2.8.
“Contribution Agreement” means the Contribution Agreement of even date herewith in substantially the form of Exhibit B to be executed by the Borrower and the Guarantors.
“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.9.
“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Loan and (c) the issuance, extension or increase of a Letter of Credit.
“Debt to Total Asset Value Ratio” means the ratio (expressed as a percentage) of (a) Total Indebtedness to (b) Total Asset Value. For purposes of calculating such ratio, (i) Total Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Total Indebtedness that by its terms is scheduled to mature on or before the date that is twenty-four (24) months from the date of calculation (“Maturing Indebtedness”), and (y) unrestricted cash and Cash Equivalents in excess of $25,000,000, and (ii) Total Asset Value shall be adjusted by deducting therefrom the amount deducted from Total Indebtedness pursuant to clause (i).
“Default” means any of the events specified in Section 10.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.
“Defaulting Lender” means any Lender, as determined by the Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Agent in writing that such failure to fund a Loan is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower, the Agent, the Issuing Bank (if applicable) or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (d) has become, or has a Lender Parent that has become, the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or Lender Parent thereof by a Governmental Authority or agency thereof.
“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.
“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).
“Development Property” means a Property currently under development for use as an office or industrial building that has not become a Stabilized Property, or on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been completed, provided that such a Development Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been completed for at least twelve (12) months shall cease to constitute a Development Property notwithstanding the fact that such Property has not become a Stabilized Property.
“Dividing Person” has the meaning assigned to it in the definition of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Documentation Agents” means those financial institutions listed on the cover page to this Agreement as a “Documentation Agent” for a particular Facility.
“Dollars” or “$” means dollars in lawful currency of the United States of America.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EBITDA” means, with respect to a Person for any period (without duplication): (a) net income (loss) of such Person for such period determined on a consolidated basis in accordance with GAAP, exclusive of the following (but only to the extent included in the determination of such net income (loss)): (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; and (iv) non-cash impairment charges and extraordinary or non-recurring gains and losses (including, for the avoidance of doubt, all gains on retirement of any debt, impairment charges and acquisition costs); plus (b) such Person’s pro rata share of EBITDA of its Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of all intangibles, without duplication, pursuant to FAS 141.
“Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 5.1 shall have been fulfilled or waived in writing by the Requisite Lenders.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based electronic platform, whether such electronic system is owned, operated or hosted by the Agent and any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security systems and chosen by the Agent to be its electronic transmission system.
“Eligible Assignee” means any Person who is: (i) currently a Lender or an Affiliate or an Approved Fund of a current Lender; (ii) a commercial bank, trust company, insurance company, investment bank or pension fund organized under the laws of the United States of America, or any state thereof, and having total assets in excess of $5,000,000,000; (iii) a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a tangible net worth of at least $500,000,000; (iv) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America or (v) another financial institution which is regularly engaged in making, purchasing or investing in loans and has total assets in excess of $3,000,000,000 or any other financial institution approved by the Borrower and the Agent (such approval not to be unreasonably withheld or delayed, and the Borrower shall be deemed to have approved such financial institution unless it shall object by written notice to the Agent within ten (10) Business Days after having received written notice thereof).
“Eligible Ground Lease” means a ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options which are not at the sole option of the lessee) of forty (40) years or more from the Effective Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; and (e) such other rights, as reasonably determined by the Borrower and taken as a whole, customarily required by institutional mortgagees making a commercial loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.
“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, disposal or clean‑up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.
“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
“Equity Percentage” means the aggregate ownership percentage of the Borrower, the other Obligors or their respective Subsidiaries in each Unconsolidated Affiliate.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder in effect from time to time.
“ERISA Group” means the Borrower, the other Obligors, any Subsidiary of the Borrower or any of the other Obligors and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, the other Obligors or any of their respective Subsidiaries, are treated as a single employer under Section 414 of the Internal Revenue Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” means any of the events specified in Section 10.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed by any other jurisdiction (other than such Taxes imposed solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) Other Connection Taxes, (c) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.5) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.12, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) Taxes attributable to such

Recipient’s failure to comply with Section 3.12(f), (e) any U.S. federal withholding Taxes imposed under FATCA and (f) any U.S. federal backup withholding tax.
“Existing Credit Agreement” has the meaning given to that term in the recitals.
“Facility” means the Revolving Facility and/or the Term Facility, as the context may require.
“Facility Fee” has the meaning given to that term in Section 3.6(a).
“Facility Fee Rate” has the meaning given to that term in Section 3.6(a).
“Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange by any widely recognized reporting method customarily relied upon by financial institutions, and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Fees” means the fees and commissions provided for or referred to in Section 3.6 and any other fees payable by the Borrower to the Agent or any Lender hereunder or under any other Loan Document.
“Fixed Charge Coverage Ratio” means the ratio of (a) Adjusted EBITDA to (b) Fixed Charges for the period used to calculate EBITDA; provided that the net income of the Borrower relating to Approved Bond Transactions shall be excluded from Adjusted EBITDA and the payments made by the Borrower with respect to Capitalized Lease Obligations relating to Approved Bond Transactions shall be excluded from Fixed Charges in the calculation of the Fixed Charge Coverage Ratio.
“Fixed Charges” means, for any period, the sum of (a) Cash Interest Expense of the Borrower, the REIT Guarantor and their respective Subsidiaries determined on a consolidated basis for such period, plus (b) all regularly scheduled principal payments made with respect to

Indebtedness of the Borrower, the REIT Guarantor and their respective Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, plus (c) all Preferred Dividends paid during such period. Such Person’s Equity Percentage in the Fixed Charges of its Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates shall be included in the determination of Fixed Charges.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“GAAP” means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the Agreement Date.
“Governing Documents” of any Person means the declaration of trust, certificate or articles of incorporation, by-laws, partnership agreement or operating or members agreement, as the case may be, and any other organizational or governing documents, of such Person.
“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi‑governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.
“Guarantors” means, individually and collectively, as the context shall require, the REIT Guarantor and any other Person that is now or hereafter a party to the Guaranty as a “Guarantor” pursuant to the requirements of Section 7.12(a).
“Guaranties” (whether one or more) means the Guaranty substantially in the form of Exhibit C executed by the Guarantors and delivered to the Agent in accordance with this Agreement.
“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “contaminant”, “hazardous substances”, “hazardous materials”, “hazardous wastes”, “pollutant”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; and (f) any other chemicals, materials or substances regulated pursuant to any Environmental Law.
“High Barrier Market Property” means, (a) any Property listed on Schedule HB attached hereto and identified as a High Barrier Market Property, (b) any improved Property which is located in Manhattan in New York, New York, the Back Bay, Financial District, Seaport District and Cambridge areas of Boston, Massachusetts, San Francisco (including Silicon Valley), California, Los Angeles, California, Seattle, Washington or Washington, D.C., or (c) any other improved Property which is located in markets with characteristics similar to those identified in clause (a) or (b) and is designated by the Borrower, and reasonably approved by the Agent, as a High Barrier Market Property from time to time.
“Impacted Interest Period” has the meaning given to that term in the definition of “LIBOR Base Rate” in this Section 1.1.
“Increased Amount Date” has the meaning set forth in Section 2.14.
“Incremental Commitments” has the meaning set forth in Section 2.14.
“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than accounts payable incurred in the ordinary course of business which are not more than sixty (60) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person, but excluding those Capitalized Lease Obligations relating to Approved Bond Transactions; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock) at the option of such Person); (h) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Contingent Liabilities of such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to recourse liability until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim); (j) all Indebtedness of another Person secured by (or for which the holder of such

Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s pro rata share of the Indebtedness of any Non-Wholly Owned Subsidiary or Unconsolidated Affiliate of such Person. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s pro rata share of the ownership of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s pro rata portion of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). All Loans and Reimbursement Obligations shall constitute Indebtedness of the Borrower.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Institutional Joint Venture Partner” means Allianz Real Estate of America or its Affiliates or any other institutional investor in commercial real estate that is acceptable to the Agent.
“Intellectual Property” has the meaning given to that term in Section 6.1(t).
“Interest Expense” means, for any period, without duplication, (a) total interest expense of the Borrower, the REIT Guarantor and their respective Subsidiaries, including capitalized interest not funded under a construction loan interest reserve account plus recurring fees such as recurring issuer, trustee and credit enhancement fees in connection with tax-exempt financings, determined on a consolidated basis in accordance with GAAP for such period, plus (b) the Borrower’s, the REIT Guarantor’s and their respective Subsidiaries’ Equity Percentage of Interest Expense of their Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates for such period.
“Interest Period” means with respect to any LIBOR Rate Loan, each period commencing on the date such LIBOR Rate Loan is made or the day following the last day of the next preceding Interest Period for such Loan and ending seven (7) days or one (1) month, two (2) months, three (3) months or, if available from all Lenders, six (6) months thereafter (provided that Interest Periods may also be shorter than one (1) month (in addition to any seven (7) day Interest Period), to the extent available from all Lenders, in order to consolidate LIBOR Rate Loans), as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Notwithstanding the foregoing: (i) no Interest Period for a LIBOR Rate Loan shall end after the Termination Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day).

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded upward to four decimal places) reasonably determined by the Agent to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate (for the longest period for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which such LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person; (b) a loan, advance or extension of credit to, capital contribution to, guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person; (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person; (d) the purchase or other acquisition of Cash Equivalents or (e) the acquisition in the ordinary course of business of any interests in real property or any other investment. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in the Loan Documents, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Issuing Bank” means each of JPMCB, PNC Bank, National Association, U.S. Bank National Association and Wells Fargo Bank, N.A. in its capacity as a Lender issuing the Letters of Credit, and their respective successors and assigns. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank (or another Lender, with the consent of such Lender and the Borrower), in which case the term “Issuing Bank” shall include any such Affiliate (or such Lender) with respect to Letters of Credit issued by such Affiliate (or such Lender). Each reference herein to the “Issuing Bank” shall mean all of the Issuing Banks, each Issuing Bank, any Issuing Bank or the applicable Issuing Bank, as the context may require.
“Joinder Agreement” means the joinder agreement with respect to the Guaranty and the Contribution Agreement to be executed and delivered pursuant to Section 7.12 by any additional Guarantor, substantially in the form of Exhibit D.
“Joint Lead Arranger” means any financial institution listed on the cover page to this Agreement as a “Joint Lead Arranger”.
“JPMCB” means JPMorgan Chase Bank, N.A., together with its successors and assigns.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Revolving Commitment Percentage of the LC Exposure at such time.
“Lender” means a Revolving Lender and/or a Term Lender, as the context may require.
“Lender Parent” means with respect to any Lender, any Person as to which such Lender is a Subsidiary.
“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified as such on its signature page hereto (or, if not set forth thereon, as specified in its Administrative Questionnaire provided to the Agent) or in the applicable Assignment and Acceptance Agreement, or such other office of such Lender as such Lender may notify the Agent in writing from time to time.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule IB, or if an Issuing Bank has entered into an Assignment and Assumption or otherwise assumed a Letter of Credit Commitment after the Effective Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Agent pursuant to Section 12.5(c). The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Borrower and notified to the Agent. The aggregate Letter of Credit Commitments of the Issuing Banks on the Effective Date is $60,000,000 and such amount may be increased up to $100,000,000 from time to time by agreement between the Borrower and any Issuing Bank that agrees, in its sole discretion to provide an additional Letter of Credit Commitment.
“LIBOR Base Rate” means, for any LIBOR Rate Loan for any Interest Period therefor, the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate or, if Reuters ceases to publish such rate, on the appropriate page of such other commercially available information service that publishes such rate as shall be selected by the Agent from time to time in its reasonable discretion (the “LIBOR Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; provided, that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero; provided further that, if a LIBOR Screen Rate shall not be available at the applicable time for the applicable Interest Period (the “Impacted Interest Period”), then the LIBOR Base Rate for such

Interest Period shall be the Interpolated Rate, subject to Section 4.2; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero.
“LIBOR Daily Floating Rate” means for any day, a fluctuating rate of interest per annum, which can change on each Business Day, equal to LIBOR Base Rate or a comparable or successor rate which rate is approved by the Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at or about 11:00 a.m., London time on such Business Day, for Dollar deposits with a term equivalent to a one (1) month term beginning on that date; provided that: (i) to the extent a comparable or successor rate is approved by the Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice and in a non-discriminatory manner in comparison to the Agent’s other borrowers; provided, further that to the extent such market practice is not administratively feasible for the Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Agent and (ii) if the LIBOR Daily Floating Rate shall be less than zero, such rate shall be deemed zero for purposes hereof.
“LIBOR Daily Loan” means a Revolving Loan bearing interest at a rate based on the LIBOR Daily Floating Rate.
“LIBOR Rate” means, with respect to any LIBOR Rate Loan for any Interest Period therefore, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBOR Base Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“LIBOR Rate Loans” means Loans bearing interest at a rate based on the LIBOR Base Rate or LIBOR Rate, as applicable.
“LIBOR Screen Rate” has the meaning given to that term in the definition of “LIBOR Base Rate” in this Section 1.1.
“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title, encumbrance or preferential arrangement which has the same practical effect of constituting a security interest or encumbrance of any kind, whether voluntarily incurred or arising by operation of law, in respect of any property of such Person, or upon the income or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than a financing statement filed in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code as in effect in an applicable jurisdiction that is not in the nature of a security interest.

“Loan” means a Revolving Loan or a Term Loan. Amounts drawn under a Letter of Credit shall also be considered Revolving Loans as provided in Section 2.3(e).
“Loan Document” means this Agreement, each Note, each letter of credit application executed in connection with a Letter of Credit issued hereunder, the Guaranty, the Contribution Agreement, each Joinder Agreement, and each other document or instrument now or hereafter executed and delivered by an Obligor in connection with, pursuant to or relating to this Agreement.
“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests); in each case, on or prior to the Termination Date.
“Market Square Property” means the complex of two office buildings known as Market Square located at 701 and 801 Pennsylvania Avenue, NW, in Washington, DC.
“Material Acquisition” means the Borrower’s (or any Subsidiary’s) acquisition of a portfolio of Properties with a purchase price of at least 10% of Total Asset Value.
“Material Adverse Effect” means a material adverse change in or effect on (a) the business, operations, properties or financial condition of the Borrower and its Subsidiaries or any other Obligor and its Subsidiaries each taken as a whole, (b) the ability of an Obligor to perform its obligations under the Loan Documents to which it is a party, (c) the validity or enforceability of such Loan Documents, or (d) the rights and remedies of the Lenders and the Agent under the Loan Documents.
“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower, any other Obligor or any of their respective Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
“Maturing Indebtedness” has the meaning given to that term in the definition of “Debt to Asset Value Ratio” in this Section 1.1
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Negative Pledge” means a provision of any document, instrument or agreement (including any Governing Document), other than this Agreement or any other Loan Document, that prohibits, restricts or limits, or purports to prohibit, restrict or limit, the creation or assumption of any Lien on any assets of a Person as security for the Indebtedness of such Person or any other Person, or entitles another Person to obtain or claim the benefit of a Lien on any assets of such Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
“Net Operating Income” or “NOI” means, for any Property and for a given period, an amount equal to the sum of (a)  the gross revenues for such Property for such fiscal period received in the ordinary course of business (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all operating expenses incurred with respect to such Property for such fiscal period (including an appropriate accrual for property taxes, insurance and other expenses not paid quarterly); provided there shall be deducted from such amount the following (to the extent not duplicative of deductions already taken in the calculation of Net Operating Income), on a pro rata basis for such period, management expenses computed at an annual rate equal to the greater of (i) two percent (2.0%) of the annualized gross revenue of such Property or (ii) the annualized amount of management fees actually incurred with respect to such Property. The Borrower may perform the preceding calculation on an aggregate basis for all such Properties wherever the context would appropriately permit or warrant the use of an aggregate calculation. For purposes of calculating the NOI of any Property, if such Property is owned, in whole or in part, by one or more Non-Wholly Owned Subsidiaries or Unconsolidated Affiliates, there shall be deducted from such calculation all NOI not allocated to Borrower’s or REIT Guarantor’s interest in such Non-Wholly Owned Subsidiaries or Unconsolidated Affiliates.
“New Revolving Commitments” has the meaning set forth in Section 2.14.
“New Revolving Lender” has the meaning set forth in Section 2.14.
“New Term Commitments” has the meaning set forth in Section 2.14.
“New Term Lender” has the meaning set forth in Section 2.14.
“New Term Loan” has the meaning set forth in Section 2.14.
“Nonrecourse Indebtedness” means, with respect to a Person, (a) Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to recourse liability until a claim is made with respect thereto, and then such Indebtedness shall not constitute “Nonrecourse Indebtedness” only to the extent of the amount of such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness for borrowed money of such Person.

“Non-Wholly Owned Subsidiary” means any Subsidiary which is not a Wholly Owned Subsidiary.
“Note” means a Revolving Note or a Term Note.
“Notice of Borrowing” means a notice in the form of Exhibit E to be delivered to the Agent pursuant to Section 2.1(b) or Section 2.2(b) evidencing the Borrower’s request for a borrowing of Loans.
“Notice of Continuation” means a notice in the form of Exhibit F to be delivered to the Agent pursuant to Section 2.8 evidencing the Borrower’s request for the Continuation of a LIBOR Rate Loan.
“Notice of Conversion” means a notice in the form of Exhibit G to be delivered to the Agent pursuant to Section 2.9 evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Obligors owing to the Agent, the Issuing Banks or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents or any Loan or Letter of Credit, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.
“Obligors” means any Person now or hereafter primarily or secondarily obligated to pay all or any part of the Obligations, including the Borrower and the Guarantors.
“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property actually occupied by tenants that are not affiliated with the Borrower and paying rent (or subject to free rent for periods of ninety (90) days or less) at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for thirty (30) or more days to (b) the aggregate net rentable square footage of such Property. For purposes of the definition of “Occupancy Rate”, a tenant shall be deemed to actually occupy a Property notwithstanding a temporary cessation of operations for renovation, repairs or other temporary reason, or for the purpose of completing tenant build-out or that is otherwise scheduled to be open for business within ninety (90) days of such date.

“Off-Balance Sheet Obligations” means liabilities and obligations of the REIT Guarantor, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which the REIT Guarantor would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the REIT Guarantor’s report on Form 10‑Q or Form 10‑K (or their equivalents) which the REIT Guarantor is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR Parts 228, 229 and 249).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to an assignment request by Borrower under Section 4.5).
“Outstanding Credit Exposure” means the Outstanding Revolving Exposure and/or the Outstanding Term Exposure.
“Outstanding Revolving Exposure” means, as to any Revolving Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) its LC Exposure at such time.
“Outstanding Term Exposure” means, as to any Term Lender at any time, the aggregate principal amount of its Term Loans outstanding at such time.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participant” has the meaning given to that term in Section 12.5(c).
“Participant Register” has the meaning set forth in Section 12.5(c).

“Patriot Act” has the meaning given to that term set forth in Section 12.19.
“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.
“Permitted Liens” means, as to any Person, (a) liens securing taxes, assessments and other charges or levies imposed by any governmental authority (excluding any lien imposed pursuant to any of the provisions of ERISA or pursuant to any environmental laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under the applicable provisions of this Agreement; (b) liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar applicable laws; (c) liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) liens in favor of the Agent for the benefit of the Lenders; (f) liens in favor of the Borrower or a Guarantor securing obligations owing by a Subsidiary to the Borrower or a Guarantor; (g) liens securing judgments that do not otherwise give rise to a Default or an Event of Default; and (h) liens consisting of cash collateral to secure reimbursement obligations with respect to letters of credit.
“Person” means an individual, corporation, partnership, limited liability company, joint stock company, association, trust or unincorporated organization, joint venture, a government or any agency or political subdivision thereof, or any other entity of whatever nature.
“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Post‑Default Rate” means, in respect of any principal of any Loan or any other Obligation (including Letter of Credit fees set forth in Section 3.6(b)) that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to the sum of (a) two percent (2.0%) per annum plus (b) the sum of (i) the Alternate Base Rate plus (ii) Applicable Margin (utilizing the applicable “Base Rate - Applicable Margin” for Revolving Loans as identified in the definition of “Applicable Margin”) as in effect from time to time.
“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the REIT Guarantor or any of its Subsidiaries. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests; (b) paid or payable to the REIT Guarantor or any of its

Subsidiaries; or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
“Preferred Equity Interest” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Principal Office” means the office of the Agent located at 270 Park Avenue, New York, New York, or such other office of the Agent as the Agent may designate from time to time.
“Property” means any parcel of real property, together with all improvements thereon, owned or leased pursuant to a ground lease by the Borrower, any other Obligor, or any of their respective Subsidiaries or any Unconsolidated Affiliate of the Borrower, any other Obligor, or any of their respective Subsidiaries and which is located in a State of the United States of America or the District of Columbia.
“Prorata Share” means, with respect to any Lender, the percentage equal to such Lender’s Outstanding Credit Exposure divided by the total Outstanding Credit Exposures of all of the Lenders.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified Joint Venture” means a Person (other than a Qualified Subsidiary) in which (a) the Borrower has a joint venture investment and owns, directly or indirectly, more than 50% (or at least 49.5% with respect to the Person that owns 114 5th Avenue in New York, NY) of the economic Equity Interests in such Person, (b) all or substantially all of the other Equity Interests in such Person (i.e., those that are not owned, directly or indirectly, by the Borrower) are owned by one or more Institutional Joint Venture Partners, and (c) the Borrower has the ability to grant a mortgage lien on the property owned by such Person in respect of the Borrower’s ownership share in such Person.
“Qualified Subsidiary” means a Subsidiary of the Borrower that is not a Guarantor and in which (a) the Borrower owns, directly or indirectly, more than 50% of the economic Equity Interests in such Subsidiary, (b) controls all major decisions of such Subsidiary (including, without limitation, decisions to sell or encumber property) and (c) otherwise possess the ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, of such Subsidiary.

“Quotation Day” means, with respect to any LIBOR Rate Loan for any Interest Period, two Business Days prior to the commencement of such Interest Period.
“Rating” means, at any time, the Borrower’s corporate credit or issuer rating issued by Moody’s or S&P, then in effect (which may be a private rating).
“Rating Agencies” means, collectively, Moody’s and S&P.
“Recipient” means the Agent or any Lender, as applicable.
“Register” has the meaning given to that term in Section 12.5(e).
“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or treaty or the adoption or making after such date of any interpretation, directive, guideline, or request applying to a class of banks, including such Lender, of or under any Applicable Law or treaty (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority, central bank, monetary authority or comparable agency charged with the interpretation, implementation or administration thereof or compliance by any Lender with any rule, regulation, guideline, request or directive regarding capital adequacy, capital or liquidity requirements. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) and (b) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, promulgated, implemented or issued.
“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse each Issuing Bank for any drawing honored by such Issuing Bank under a Letter of Credit.
“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.
“REIT Guarantor” means Columbia Property Trust, Inc., a Maryland corporation.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, shareholders, directors, officers, employees, agents, counsel, and advisors of such Person and such Person’s Affiliates.
“Requisite Facility Lenders” means, with respect to any Facility, the holders of more than 50% of (a) the sum of the total Outstanding Term Exposures and unused Term Commitments or (b) the Total Revolving Commitments, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, after termination of all of the Revolving Commitments, the holders of more than 50% of the total Outstanding Revolving Exposures); provided that, in the event any Lender shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Requisite Facility Lenders” means Lenders (excluding all Defaulting Lenders) having more than 50% of (a) the sum of the total Outstanding Term Exposures and unused Term Commitments or (b) the Total Revolving Commitments (or total Outstanding Revolving Exposures), as the case may be, outstanding under such Facility (excluding the Outstanding Term Exposures, unused Term Commitments, Revolving Commitments and Outstanding Revolving Exposures, as applicable, of all Defaulting Lenders).
“Requisite Lenders” means, at any time, Lenders having Outstanding Term Exposures, unused Term Commitments, and Revolving Commitments (or, after termination of all of the Revolving Commitments, Outstanding Revolving Exposures) representing more than 50% of the sum of the total Outstanding Term Exposures, unused Term Commitments, and Revolving Commitments (or Outstanding Revolving Exposures) at such time; provided that, in the event any of the Lenders shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Requisite Lenders” means Lenders (excluding all Defaulting Lenders) having Outstanding Term Exposures, unused Term Commitments, and Revolving Commitments (or Outstanding Revolving Exposures) representing more than 50% of the sum of the total Outstanding Term Exposures, unused Term Commitments, and Revolving Commitments (or Outstanding Revolving Exposures) of such Lenders (excluding all Defaulting Lenders) at such time.
“Responsible Officer” means (a) with respect to REIT Guarantor (acting as a signatory for Borrower), REIT Guarantor’s President, chief executive officer, chief financial officer, chief accounting officer or any other financial officer who is a vice president or more senior officer, (b) with respect to any other Obligor, such Obligor’s chief executive officer, chief financial officer, or any other financial officer who is a vice president or more senior officer, and (c) with respect to any Lender, any officer, partner, managing member or similar person apparently authorized to execute documents on behalf of such Lender. A Responsible Officer shall also include any other person or officer specifically authorized and designated as such by the applicable Person.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower, the REIT Guarantor, any other Obligor or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any payment on account of any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower, the REIT Guarantor, any other Obligor or any of their respective Subsidiaries now or hereafter outstanding, except a conversion or exchange for other Equity Interests of identical class to the holders of that class; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower, the REIT Guarantor, any other Obligor or any of their respective Subsidiaries now or hereafter outstanding.

“Revolving Commitment” means, as to each Revolving Lender, such Revolving Lender’s obligation to make Revolving Loans pursuant to Section 2.1 and to issue (in the case of the Issuing Banks) or participate in (in the case of the other Revolving Lenders) Letters of Credit pursuant to Section 2.4, to an amount up to, but not exceeding (but in the case of any Lender acting as an Issuing Bank excluding the aggregate amount of participations in the Letters of Credit issued by such Issuing Bank and held by other Revolving Lenders) the amount set forth for such Revolving Lender on Schedule IA hereto as such Revolving Lender’s “Revolving Commitment Amount” or as set forth in the applicable Assignment and Acceptance Agreement, as the same may be reduced from time to time pursuant to Section 2.11, increased pursuant to Section 2.14, or adjusted as appropriate to reflect any assignments to or by such Revolving Lender effected in accordance with Section 12.5.
“Revolving Commitment Percentage” means, as to each Revolving Lender, the ratio, expressed as a percentage, of (a) the amount of such Revolving Lender’s Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Revolving Lenders hereunder; provided that in the case of Section 3.11 when a Defaulting Lender shall exist, “Revolving Commitment Percentage” shall mean the percentage of (a) the amount of such Revolving Lender’s Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Revolving Lenders hereunder (in each case, disregarding any Defaulting Lender’s Revolving Commitment). If at the time of determination, the Revolving Commitments have terminated or been reduced to zero, the “Revolving Commitment Percentage” of each Revolving Lender shall be the Revolving Commitment Percentage of such Revolving Lender in effect immediately prior to such termination or reduction, giving effect to any Revolving Lender’s status as a Defaulting Lender at the time of determination.
“Revolving Facility” means the Revolving Commitments and the Revolving Loans.
“Revolving Lender” means a Lender with a Revolving Commitment and/or Outstanding Revolving Exposure. Unless the context otherwise requires, the term “Revolving Lender” includes the Issuing Banks.
“Revolving Loan” means a loan made by a Revolving Lender to the Borrower pursuant to Section 2.1(a).
“Revolving Note” has the meaning given to that term in Section 2.10(a).
“Revolving Termination Date” means January 31, 2023, subject to extension as provided in Section 2.16, or if the Revolving Commitments are earlier terminated pursuant to Section 2.11 or Section 10.2, such earlier termination date.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Effective Date, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person (i) listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council or the European Union or (ii) otherwise the subject of any Sanctions, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned at least 50% by, or controlled by, any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means, with respect to any country, territory or Person, economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, in each case to the extent applicable to such country, territory or Person.
“Secured Debt” means with respect to the Borrower and the other Obligors or any of their respective Subsidiaries as of any given date, the aggregate principal amount of all Indebtedness of such Persons on a consolidated basis outstanding at such date and that is secured in any manner by any Lien (other than Indebtedness secured in any manner by any Lien on any partnership, membership or other equity interests unless such Indebtedness is also secured by a Lien on Property), and in the case of the Obligors, shall include (without duplication), such Obligor’s Equity Percentage of the Secured Debt of its Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates.
“Secured Debt to Total Asset Value Ratio” means the ratio (expressed as a percentage) of Secured Debt to Total Asset Value. For purposes of calculating such ratio, (i) Secured Debt shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Maturing Indebtedness that is Secured Debt and (y) the sum of unrestricted cash and Cash Equivalents in excess of $25,000,000 minus any unrestricted cash and Cash Equivalents deducted from Unsecured Debt in the definition of “Unencumbered Leverage Ratio”, and (ii) Total Asset Value shall be adjusted by deducting therefrom the amount deducted from Secured Debt pursuant to clause (i).
“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.
“Single Asset Entity” means a Person (other than an individual) that (a) only owns a single Property; (b) is engaged only in the business of owning, developing and/or leasing such Property; and (c) receives substantially all of its gross revenues from such Property. In addition, if the assets of a Person consist solely of (i) Equity Interests in one other Single Asset Entity and (ii) cash and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entity, such Person shall also be deemed to be a Single Asset Entity.
“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets are each in excess of the fair valuation of its total liabilities (including all Contingent Liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business and its successors.
“Specified Time” means as of 11:00 a.m., London time.
“Stabilized Property” means a completed Property that has achieved an Occupancy Rate of at least eighty percent (80%) for a period of not less than one (1) full calendar quarter.
“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased, reinstated or reduced from time to time in accordance with the terms of such Letter of Credit.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject, with respect to the LIBOR Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Any portion of the Loan consisting of a LIBOR Rate Loan shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.
“Syndication Agents” means those financial institutions listed on the cover page to this Agreement as a “Syndication Agent” for a particular Facility.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment” means, as to each Term Lender, (a) such Term Lender’s obligation to make Term Loans pursuant to Section 2.2 on the Effective Date in an amount equal to the amount set forth for such Term Lender on Schedule IA hereto as such Term Lender’s “Term Commitment Amount”, as the same may be increased pursuant to Section 2.14 or (b) any New Term Commitment. The aggregate Term Commitments of the Term Lenders on the Effective Date is $300,000,000.

“Term Commitment Percentage” means, as to each Term Lender, (a) prior to the making of the Term Loan on the Effective Date, the ratio, expressed as a percentage, of (i) the amount of such Lender’s Term Commitment to (ii) the aggregate amount of the Term Commitments of all Term Lenders hereunder and (b) after the making of the Term Loan on the Effective Date, the ratio expressed as a percentage, of (i) the unpaid principal amount of such Term Lender’s Term Loan to (ii) the aggregate unpaid principal amount of all Term Loans.
“Term Commitment Period” means the period from the Effective Date until the first anniversary of the Effective Date.
“Term Facility” means the Term Commitments and the Term Loans.
“Term Lender” means a Lender with a Term Commitment and/or Outstanding Term Exposure.
“Term Loan” means a loan made by a Term Lender to the Borrower pursuant to Section 2.2(a), and includes any New Term Loan made pursuant to Section 2.14.
“Term Loan Borrowing” has the meaning given to that term in Section 2.2(a).
“Term Note” has the meaning given to that term in Section 2.10(a).
“Term Maturity Date” means January 31, 2024.
“Termination Date” means the Revolving Termination Date and/or Term Maturity Date, as the context may require.
“Ticking Fee Rate” has the meaning given to that term in Section 3.6(c).
“Titled Agent” means any entity given the title of “Lead Arranger and Bookrunner”, “Syndication Agent”, or “Documentation Agent” with respect to this Agreement, together with their respective successors and permitted assigns.
“Total Asset Value” means as of any date of determination the sum (without duplication) of all of the following of the Borrower, the REIT Guarantor and their Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis: (a) cash and Cash Equivalents, plus (b) with respect to each Property (other than Development Properties, the Market Square Property and Properties with a negative Net Operating Income) owned for eight (8) consecutive fiscal quarters by the Borrower, the REIT Guarantor or any of their respective Subsidiaries, the quotient of (i) Net Operating Income less Capital Reserves attributable to such Property (without regard to its occupancy) for the prior fiscal quarter of the Borrower most recently ended times four (4), divided by (ii) the applicable Capitalization Rate, plus (c) with respect to each Property acquired during the most recent eight (8) fiscal quarters of the Borrower, the greater of (i) the quotient of (A) Net Operating Income less Capital Reserves attributable to such Property (without regard to its occupancy) for the prior fiscal quarter of the Borrower most recently ended times four (4), divided by (B) the applicable Capitalization Rate, and (ii) the undepreciated GAAP book value (after taking into account any impairments) of such Property, plus (d) with respect to the Market Square Property, the greater of (1) the quotient of

(A) Net Operating Income less Capital Reserves attributable to the Market Square Property (without regard to its occupancy) for the prior fiscal quarter of the Borrower most recently ended times four (4), divided by (B) the Capitalization Rate for CBD or Urban Infill Properties, and (2) the undepreciated GAAP book value (after taking into account any impairments) of the Market Square Property, plus (e) the undepreciated GAAP book value (after taking into account any impairments) for Construction-In-Process for Development Properties, plus (f) the undepreciated GAAP book value (after taking into account any impairments) of Unimproved Land. The Borrower’s pro rata share of assets held by Non-Wholly Owned Subsidiaries or Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (a)) will be included in Total Asset Value calculations consistent with the above described treatment for wholly owned assets. For purposes of determining Total Asset Value, Net Operating Income from Properties acquired or disposed of by the Borrower, any Subsidiary of the Borrower or any Unconsolidated Affiliate during the immediately preceding four (4) fiscal quarters of the Borrower shall be excluded from clause (b) above.
For purposes of determining Total Asset Value:
(a)    Total Asset Value attributable to Qualified Joint Ventures shall not exceed not exceed twenty-five percent (25%) of Total Asset Value (calculated before any exclusions pursuant to this paragraph);
(b)    Total Asset Value attributable to Unimproved Land, Construction-in-Process for Development Properties, Properties that are not primarily either office or industrial Properties and Properties not located in a State of the United States of America or the District of Columbia shall not, in the aggregate, exceed twenty percent (20%) of Total Asset Value (calculated before any exclusions pursuant to this paragraph); and
(c)    Total Asset Value attributable to Unimproved Land, Unconsolidated Affiliates (including Qualified Joint Ventures), Construction-in-Process for Development Properties, Properties that are not primarily either office or industrial Properties and Properties not located in a State of the United States of America or the District of Columbia shall not, in the aggregate, exceed forty percent (40%) of Total Asset Value (calculated before any exclusions pursuant to this paragraph, but after giving effect to any exclusions in clause (a) and (b) above);
and any investments in excess of the limitations set forth above shall be excluded from Total Asset Value.
“Total Indebtedness” means all Indebtedness of the Borrower, the REIT Guarantor and all of their respective Subsidiaries determined on a consolidated basis and in the case of the Borrower, shall include (without duplication), the Borrower’s pro rata share of the Indebtedness of its Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates.
“Total Revolving Commitment” means, as of any date, the sum of the then current Revolving Commitments of the Revolving Lenders. As of the Effective Date, the Total Revolving Commitment is $650,000,000, subject to increase upon an increase of the commitments in accordance with the provisions of Section 2.14 to an amount not exceeding (x)

$1,150,000,000 minus (y) the aggregate amount of New Term Commitments made pursuant to Section 2.14.
“Type” with respect to any Loan, refers to whether such Loan is a LIBOR Rate Loan, a LIBOR Daily Loan or Base Rate Loan.
“Unconsolidated Affiliate” means, in respect of any Person, any other Person (a) in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, or (b) which is not a Subsidiary of such first Person.
“Unencumbered Adjusted NOI” means, for any period, (a) NOI from all Unencumbered Assets (without regard to the occupancy of an individual Unencumbered Asset) for the immediately preceding calendar quarter less (b) Capital Reserves attributable to such Unencumbered Assets for such period. The Borrower’s pro rata share of Unencumbered Assets held by Guarantors and Qualified Subsidiaries that are Non-Wholly Owned Subsidiaries and by Qualified Joint Ventures will be included in Unencumbered Adjusted NOI calculations consistent with the treatment for wholly owned Unencumbered Assets; provided that (x) any Unencumbered Adjusted NOI attributable to Qualified Joint Ventures in excess of 15% of Unencumbered Adjusted NOI shall be excluded from Unencumbered Adjusted NOI and (y) any aggregate Unencumbered Adjusted NOI attributable to Qualified Joint Ventures and to Guarantors and Qualified Subsidiaries that are Non-Wholly Owned Subsidiaries in excess of 20% of Unencumbered Adjusted NOI shall be excluded from Unencumbered Adjusted NOI.
“Unencumbered Asset” means a Property which satisfies all of the following requirements: (a) such Property is fully developed and operational principally as an industrial or office property unless such property is a Development Property; (b) the Property is owned, or leased under an Eligible Ground Lease or Approved Bond Transaction, entirely by the Borrower, a Guarantor, a Qualified Subsidiary and/or a Qualified Joint Venture; (c) neither such Property, nor any interest of the Borrower, any Guarantor, any Qualified Subsidiary or any Qualified Joint Venture therein, is subject to any Lien (other than those described in clauses (a), (c) and (d) of the definition of Permitted Liens) or a Negative Pledge (other than a Negative Pledge permitted under clause (vi) of Section 9.5(b)); (d) (i) if such Property is owned or leased by a Guarantor, a Qualified Subsidiary or a Qualified Joint Venture none of the Borrower’s or any other Subsidiary’s direct or indirect ownership interest in such Guarantor, Qualified Subsidiary or Qualified Joint Venture is subject to any Lien (other than those described in clauses (a), (c) and (d) of the definition of Permitted Liens) or to a Negative Pledge; and (ii) if such Property is owned or leased by a Guarantor or a Qualified Subsidiary, the Borrower directly or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person: (x) to sell, transfer or otherwise dispose of such Property and (y) to create a Lien on such Property as security for Indebtedness of the Borrower, such Guarantor or such Qualified Subsidiary, as applicable; (e) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property and except for casualties that are covered in whole or in substantial part by insurance; (f) if such Property constitutes a Development Property and construction of above-ground improvements has commenced, such construction has not been terminated, suspended, or otherwise interrupted for more than one hundred twenty (120) consecutive days (unless such delay is a result of force majeure); (g) such Property is located entirely in a State of the United States or the District of Columbia; (h) if such Property is owned or leased by a Qualified Subsidiary or Qualified Joint Venture, such Qualified Subsidiary or Qualified Joint Venture (1) has no Indebtedness (including guaranty obligations), (2) is not subject to any Bankruptcy Event, and (3) is not subject to any judgments in excess of $10,000,000 (excluding amounts for which insurance coverage has been confirmed by the applicable carrier) in the aggregate that continues for 30 days without being paid, stayed or dismissed.
“Unencumbered Asset Certificate” has the meaning given to that term in Section 8.3.
“Unencumbered Asset Value” means as of any date of determination the sum (without duplication) of (a) the Unencumbered Adjusted NOI from Properties included in Unencumbered Assets (excluding NOI attributable to (x) Development Properties included within Unencumbered Assets, (y) Properties included in the calculation of book value of Unencumbered Assets in clauses (b) and (c) of this definition, and (z) Properties with a negative Unencumbered Adjusted NOI) for the prior fiscal quarter most recently ended times four (4) divided by the applicable Capitalization Rate, plus (b) with respect to each Unencumbered Asset acquired during the most recent eight (8) fiscal quarters of the Borrower, the greater of (i) the quotient of (A) Unencumbered Adjusted NOI attributable to such Property for the prior fiscal quarter most recently ended times four (4), divided by (B) the applicable Capitalization Rate, and (ii) the undepreciated GAAP book value (after taking into account any impairments) of such Unencumbered Asset, plus (c) with respect to the Market Square Property (if an Unencumbered Asset), the greater of (1) the quotient of (A) Unencumbered Adjusted NOI attributable to the Market Square Property for the prior fiscal quarter most recently ended times four (4), divided by (B) the Capitalization Rate for CBD or Urban Infill Properties, and (2) the undepreciated GAAP book value (after taking into account any impairments) of the Market Square Property, plus (d) with respect to each Construction-In-Process for a Development Property included within Unencumbered Assets, until the earlier of (i) the date such Property is no longer a Development Property, or (ii) the second calendar quarter after such Property becomes a Stabilized Property, the greater of (i) the quotient of (A) Unencumbered Adjusted NOI attributable to such Property for the prior fiscal quarter most recently ended times four (4), divided by (B) the applicable Capitalization Rate, and (ii) the undepreciated GAAP book value (after taking into account any impairments) of such Property. The Borrower’s pro rata share of Unencumbered Assets held by Guarantors and Qualified Subsidiaries that are Non-Wholly Owned Subsidiaries and by Qualified Joint Ventures will be included in Unencumbered Asset Value calculations consistent with the above described treatment for wholly owned Unencumbered Assets; provided that if the joint venture agreement for any Qualified Joint Venture limits the amount of mortgage financing that may be incurred with respect to properties owned by such Qualified Joint Venture (including a loan-to-value or similar limitation), then the Unencumbered Asset Value attributable to any Unencumbered Asset owned or ground-leased by such Qualified Joint Venture shall not exceed the amount of mortgage financing that the Borrower is permitted to incur on such Unencumbered Asset (it being acknowledged that the Qualified Joint Venture with Allianz Real Estate of America or its Affiliates has a 50% loan-to-value limitation on its properties). To the extent that the aggregate Unencumbered Asset Value attributable to (A) Properties subject to an Eligible

Ground Lease (other than Properties subject to an Approved Bond Transaction) exceeds ten percent (10%) of the Unencumbered Asset Value, (B) Development Properties exceeds ten percent (10%) of the Unencumbered Asset Value, (C) Properties owned or ground-leased by a Qualified Joint Venture exceeds fifteen percent (15%) of the Unencumbered Asset Value, or (D) Properties subject to an Eligible Ground Lease (other than Properties subject to an Approved Bond Transaction), Development Properties, Properties owned or ground-leased by a Guarantor or Qualified Subsidiary that is a Non-Wholly Owned Subsidiary and Properties owned or ground-leased by a Qualified Joint Venture, in the aggregate, exceeds twenty percent (20%) of the Unencumbered Asset Value (calculated after giving effect to any investments excluded under clause (A), (B) and (C) above), such excess shall be excluded.
“Unencumbered Interest Coverage Ratio” means the ratio of (a) the Unencumbered Adjusted NOI to (b) the Unsecured Interest Expense for the immediately preceding calendar quarter.
“Unencumbered Leverage Ratio” means the ratio of (a) the Unsecured Debt of the Obligors and their Subsidiaries as of such date of determination to (b) the Unencumbered Asset Value as of the date of determination. For purposes of calculating such ratio, Unsecured Debt shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Unsecured Debt that is either Maturing Indebtedness or can be repaid without penalty or premium and (y) the sum of unrestricted cash and Cash Equivalents in excess of $25,000,000 minus any unrestricted cash and Cash Equivalents deducted from Secured Debt in the definition of “Secured Debt to Total Asset Value Ratio”.
“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred and on which no development is scheduled to occur within the following twelve (12) months.
“Unsecured Debt” means (a) Indebtedness of the Obligors and their Subsidiaries on a consolidated basis outstanding at any time which is (a) not Secured Debt or (b) secured in any manner by any Lien on any partnership, membership or other equity interests unless also secured by a Lien on Property.
“Unsecured Interest Expense” means, for a given period, all Cash Interest Expense of the Obligors and their Subsidiaries on a consolidated basis attributable to Unsecured Debt of the Obligors and their Subsidiaries for such period. Such Person’s Equity Percentage in the Unsecured Interest Expense of its Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates shall be included in the determination of Unsecured Interest Expense.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.12(g)(ii)(B)(iii).
“Wholly Owned Subsidiary” means any Subsidiary of the Borrower or the REIT Guarantor in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower or the REIT Guarantor.
“Withholding Agent” means the Agent and the Borrower.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2General; References to Times.

References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. references in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to NEW YORK, NEW YORK time.
Section 1.3Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith (and the Borrower and the Lenders agree to negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, so that such Indebtedness and other liabilities will be valued at the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount and (ii) without giving effect to any accounting change requiring all leases to be capitalized, so that only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute capital leases in conformity with GAAP on the date hereof shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

ARTICLE II. CREDIT FACILITY

Section 2.1Revolving Loans.

(a)Generally. Subject to the terms and conditions hereof (including Section 2.13), during the period from the Effective Date to but excluding the Revolving Termination Date, each Revolving Lender severally and not jointly agrees to make Revolving Loans in Dollars to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender’s Revolving Commitment. Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Revolving Termination Date, the Borrower may borrow, repay and reborrow Revolving Loans hereunder. Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Termination Date.

(b)Requesting Revolving Loans. The Borrower shall give the Agent notice pursuant to a Notice of Borrowing or telephonic notice of each borrowing of Revolving Loans. Each Notice of Borrowing shall be delivered to the Agent (i) before 11:00 a.m. in the case of LIBOR Rate Loans, on the date three (3) Business Days prior to the proposed date of such borrowing and (ii) before 12:00 p.m. in the case of LIBOR Daily Loans or Base Rate Loans, on the date (which must be a Business Day) of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Borrowing sent to the Agent by telecopy on the same day of the giving of such telephonic notice. The Agent will transmit by telecopy the Notice of Borrowing (or the information contained in such Notice of Borrowing) or the information contained in a telephonic notice of borrowing (if such telephonic notice is received prior to a Notice of Borrowing) to each Revolving Lender promptly upon receipt by the Agent. Each Notice of Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrower.

(c)Disbursements of Revolving Loan Proceeds. No later than 12:00 p.m. (or 2:00 p.m., in the case of a LIBOR Daily Loan or a Base Rate Loan requested on such date) on the date specified in the Notice of Borrowing (provided such date complies with the requirements in Section 2.1(b)), each Revolving Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender. Subject to satisfaction of the applicable conditions set forth in Article V for such borrowing, the Agent will make the proceeds of such borrowing so received from the Revolving Lenders available to the Borrower in Dollars, in immediately available funds, on the date and to the account specified by the Borrower in such Notice of Borrowing.

Section 2.2Term Loans.

(a)Generally. Subject to the terms and conditions set forth in this Agreement (including Section 2.13), during the Term Commitment Period, each Lender hereby severally and not jointly agrees to make Term Loans (other than New Term Loans, which are governed by Section 2.14 but including reborrowings of Term Loans described in Section 2.7(c)) in Dollars, to the Borrower as requested by the Borrower in accordance with Section 2.2(b) (each, a “Term Loan Borrowing”); provided that (i) each Term Loan Borrowing shall be in a minimum amount of $50,000,000, and not more than three (3) Term Loan Borrowings shall be permitted, (ii) all Term Loan Borrowings shall be made no later than the last day of the Term Commitment Period, (iii) the aggregate principal amount of such Term Loan Borrowing shall not exceed the amount of the aggregate unused Term Commitments on the date of such Term Loan Borrowing, and (iv) the outstanding principal amount of Term Loans made by any Term Lender to the Borrower shall not exceed such Lender’s Term Commitment. No Term Lender shall be responsible for any failure by any other Term Lender to perform its obligation to make a Term Loan hereunder nor shall the Term Commitment of any Lender be increased or decreased as a result of any such failure. The Term Commitments (other than the New Term Loans, which are governed by Section 2.14), with respect to the making of the Term Loans (and not with respect to the obligations of the Term Lenders to convert or continue any Term Loans), shall expire on the last day of the Term Commitment Period (regardless of the failure of the Borrower to request a Term Loan Borrowing or the failure of the Borrower to fully utilize the Term Commitments). Except as provided in Section 2.7(c), any Term Loans that are repaid may not be reborrowed.

(b)Requesting Term Loans. The Borrower shall give the Agent notice pursuant to the Notice of Borrowing of the borrowing of the Term Loans no later than 11:00 a.m. (i) in the case of LIBOR Loans, on the date three Business Days prior to the proposed date of such borrowing, and (ii) in the case of Base Rate Loans, on the date one Business Day prior to the proposed date for such borrowing. Such Notice of Borrowing shall be irrevocable once given and binding on the Borrower.

(c)Disbursements of Term Loan Proceeds. No later than 1:00 p.m. on the date specified in the Notice of Borrowing, each Term Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds of the Term Loan to be made by such Lender. Subject to satisfaction of the applicable conditions set forth in Article V for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrower, in immediately available funds, no later than 3:00 p.m. on the date and in the account specified by the Borrower in such Notice of Borrowing.

Section 2.3Letters of Credit.

(a)General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ and Unconsolidated Affiliates’ obligations, in a form reasonably acceptable to the Agent and the applicable Issuing Bank, at any time and from time to time during the period from and including the Effective Date to but excluding the earlier of fifteen (15) days prior to the Revolving Termination Date and the date of termination of the Revolving Commitments. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of one or more policies of such Issuing Bank applicable to letters of credit generally. Any letters of credit issued by JPMorgan Chase Bank, N.A. and PNC Bank, National Association under the Existing Credit Agreement and listed on Schedule 2.3 attached hereto (the “Existing Letters of Credit”) shall be deemed to be Letters of Credit issued under this Agreement by JPMorgan Chase Bank, N.A. and PNC Bank, National Association as the issuing bank for all purposes, and each of the Borrower and the Lenders confirms and agrees that its respective obligations with respect to the Existing Letters of Credit shall be governed by this Agreement. The Lenders’ participations in Existing Letters of Credit shall be reallocated on the Effective Date in accordance with each Lender’s Revolving Commitment Percentage.

(b)Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the applicable Issuing Bank and the Borrower. Notwithstanding the foregoing, in no event may (i) the amount of any Letter of Credit be less than $300,000, or (ii) the expiration date of any Letter of Credit extend beyond the date that is (A) one (1) year from the issuance date of such Letter of Credit (other than evergreen letters of credit) or (B) subject to Section 2.12, more than one (1) year beyond the Revolving Termination Date; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the applicable Issuing Bank but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the date one year beyond the Revolving Termination Date.

(c)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the Issuing Bank selected by the Borrower to issue such Letter of Credit and to the Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, to the extent required by the applicable Issuing Bank, the Borrower shall have submitted a letter of credit application using such Issuing Bank’s standard form and shall have submitted such information pertaining to such requested Letter of Credit issuance (or amendment, renewal or extension) as such Issuing Bank may reasonably require; provided that in the event of any inconsistency between any such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed its Letter of Credit Commitment (unless otherwise agreed by such Issuing Bank), (ii) the LC Exposure shall not exceed the total Letter of Credit Commitments, (iii) no Lender’s Outstanding Revolving Exposure shall exceed its Revolving Commitment and (iv) the aggregate Outstanding Revolving Exposures of all Lenders shall not exceed the Total Revolving Commitment. The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iii) above shall not be satisfied.

(d)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or any Lender, the Issuing Bank with respect to such Letter of Credit hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of each Issuing Bank, as applicable, such Lender’s Revolving Commitment Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the

Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.1(b) that such payment be financed with a Revolving Loan that is a Base Rate Loan or a LIBOR Daily Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan that is a Base Rate Loan or LIBOR Daily Loan. If the Borrower fails to make such payment when due, the Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Revolving Commitment Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Agent its Revolving Commitment Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.1(c) with respect to Revolving Loans made by such Lender (and Section 2.1(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Agent of any payment from the Borrower pursuant to this paragraph, the Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of Base Rate Loans or LIBOR Daily Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Agent, any Lender nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank with respect to such Letter of Credit; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable judgment), with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Agent and the Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to Revolving Loans that are Base Rate Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then the last sentence of Section 2.4(a) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)Replacement of the Issuing Bank. (i) Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Agent, the replaced Issuing Bank and the successor Issuing Bank. The Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.6. From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Banks, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.4(i)(i) above.

(j)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Agent or the Requisite Facility Lenders under the Revolving Facility (or, if the maturity of the Revolving Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in the Collateral Account, in the name of the Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 100% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 10.1(f) or (g). Such deposit shall be held by the Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement in accordance with Section 10.4. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. The Borrower shall also provide cash collateral for the Letters of Credit as required by Section 2.12.

(k)Letters of Credit Issued for Account of Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a

Subsidiary or Unconsolidated Affiliate, or states that a Subsidiary or Unconsolidated Affiliate is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary or Unconsolidated Affiliate in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary or Unconsolidated Affiliate in respect of such Letter of Credit.  The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries and Unconsolidated Affiliates inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries and Unconsolidated Affiliates.

Section 2.4Rates and Payment of Interest on Loans.

(a)Rates. The Borrower promises to pay to the Agent for the account of each applicable Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)during such periods as such Loan is a Base Rate Loan, at the Alternate Base Rate (as in effect from time to time) plus the Applicable Margin for such Loan (utilizing the applicable “Base Rate - Applicable Margin” as identified in the definition of “Applicable Margin”);

(ii)during such periods as such Loan is a LIBOR Rate Loan, at the LIBOR Rate for the Interest Period in effect for such Loan plus the Applicable Margin for such Loan (using the applicable “LIBOR Rate - Applicable Margin” as identified in the definition of “Applicable Margin”); and

(iii)during such periods as such Revolving Loan is a LIBOR Daily Loan, at the LIBOR Daily Floating Rate (as in effect from time to time) plus the Applicable Margin for such Revolving Loan (using the “LIBOR Rate - Applicable Margin” for Revolving Loans as identified in the definition of “Applicable Margin”).

Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrower shall pay to the Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all outstanding Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).
(b)Payment of Interest. Accrued interest on Base Rate Loans and LIBOR Daily Loans shall be payable quarterly in arrears on the first day of each calendar quarter and the applicable Termination Date. Accrued interest on LIBOR Rate Loans shall be payable in arrears on the last day of each Interest Period and, in the case of a LIBOR Rate Loan with an Interest Period longer than three (3) months, on each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the applicable Termination Date. Accrued Interest on all Revolving Loans shall also be payable in arrears upon termination of the Revolving Commitments. In addition, upon any prepayment or Conversion of any LIBOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such prepayment or Conversion. Interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the applicable Lenders to which such interest is payable and to the Borrower. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.5Number of Interest Periods.

There may be no more than ten (10) different Interest Periods for LIBOR Rate Loans outstanding at the same time.
Section 2.6Repayment of Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans, together with all other amounts then outstanding under this Agreement with respect to the Revolving Facility, on the Revolving Termination Date. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Term Loans, together with all other amounts then outstanding under this Agreement with respect to the Term Facility, on the Term Maturity Date.

Section 2.7Prepayments; Reborrowing of Term Loans.

(a)Optional. Subject to Section 3.5 and Section 4.4, the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall notify the Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Rate Loan, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of a Base Rate Loan, not later than 10:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Loan, the Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Loan shall be in accordance with Section 3.5. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.4, and shall be applied in accordance with Section 3.2. Except as provided in Section 2.7(c), any Term Loans that are prepaid may not be reborrowed.

(b)Mandatory. If at any time the aggregate Outstanding Revolving Exposures of all Lenders exceeds the Total Revolving Commitment, the Borrower shall, within one (1) Business

Days, pay to the Agent for the accounts of the Revolving Lenders the amount of such excess. Such payment shall be applied by the Agent to pay all amounts of principal outstanding on the Revolving Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2 and if any Letters of Credit are outstanding at such time the remainder, if any, shall be deposited by the Agent into the Collateral Account for application to any Reimbursement Obligations. If at any time the aggregate Outstanding Term Exposures of all Lenders exceeds the aggregate Term Commitments of all Lenders, the Borrower shall, within one (1) Business Days, pay to the Agent for the accounts of the Term Lenders the amount of such excess. Such payment shall be applied by the Agent to pay all amounts of principal outstanding on the Term Loans pro rata in accordance with Section 3.2. If the Borrower is required to pay any outstanding LIBOR Rate Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4.

(c)Reborrowings. If the Borrower makes a prepayment of Term Loans pursuant to Section 2.7(a) during the Term Commitment Period and elects in the applicable notice of prepayment to reserve the right to make reborrowings of Term Loans hereunder on account of such prepayment, the Borrower may, until the end of the Term Commitment Period, reborrow Term Loans in an amount equal to or less than the amount of such prepayment in accordance with Section 2.2; provided that (i) reborrowings may not be made in connection with more than 5 prepayments and (ii) the aggregate amount of repayments that can be reborrowed shall not exceed $300,000,000 (and any repayments in excess of such $300,000,000 aggregate amount shall constitute a permanent repayment). To the extent that, at the end of the Term Commitment Period, the aggregate amount of the Term Commitments exceeds the sum of the aggregate outstanding principal amount of the Term Loans as of such date, such unused Term Commitments shall be permanently terminated (regardless of the failure of the Borrower to request a reborrowing of Term Loans by such date). A Notice of Borrowing delivered in connection with a reborrowing pursuant to this Section 2.7(c) shall certify that (x) such reborrowing will be made on or before the end of the Term Commitment Period and (y) such reborrowing complies with all applicable requirements hereunder. Any Term Loans that are reborrowed after the Effective Date and subsequently prepaid may not be subsequently reborrowed.

Section 2.8Continuation.

So long as no Default or Event of Default shall have occurred and be continuing, the Borrower may on any Business Day, with respect to any LIBOR Rate Loan, elect to maintain such LIBOR Rate Loan or any portion thereof as a LIBOR Rate Loan by selecting a new Interest Period for such LIBOR Rate Loan or any portion thereof. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower’s giving to the Agent a Notice of Continuation not later than 11:00 a.m. on the third (3rd) Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Rate Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Agent shall notify each applicable Lender by telecopy, or other similar form of transmission, of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any such LIBOR Rate Loan in accordance with this Section, or shall fail to give a timely Notice of Continuation with respect to a Base Rate Loan, or if a Default or Event of Default shall have occurred and be continuing, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into (or, with respect to a Base Rate Loan, continue as) a Base Rate Loan notwithstanding the first sentence of Section 2.9 or the Borrower’s failure to comply with any of the terms of such Section.
Section 2.9Conversion.

So long as no Default or Event of Default shall have occurred and be continuing, the Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Agent, Convert all or a portion of a Loan of one Type into such Loan of another Type. Any Conversion of a LIBOR Rate Loan into a LIBOR Daily Loan or a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Loan and, upon Conversion of a LIBOR Daily Loan or a Base Rate Loan into a LIBOR Rate Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted. Each such Notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into LIBOR Daily Loans or Base Rate Loans and on the third (3rd) Business Day prior to the date of any proposed Conversion into LIBOR Rate Loans. Promptly after receipt of a Notice of Conversion, the Agent shall notify each applicable Lender by telecopy, or other similar form of transmission, of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type and Class of Loan to be Converted, (c) the portion of such Type and Class of Loan to be Converted, (d) the Type and Class of Loan into which such Loan is to be Converted and (e) if such Conversion is into a LIBOR Rate Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.
Section 2.10Notes.
(a)Revolving Note; Term Note. The Revolving Loans made by each Revolving Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit J (each a “Revolving Note”), payable to such Revolving Lender (or if requested by such Lender, to such Lender and its registered assigns) in a principal amount equal to the amount of its Revolving Commitment as originally in effect and otherwise duly completed, unless a Revolving Lender requests to not receive a Revolving Note. The Term Loans made by each Term Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit I (each a “Term Note”), payable to such Term Lender (or if requested by such Lender, to such Lender and its registered assigns) in a principal amount equal to the amount of its Term Commitment as originally in effect and otherwise duly completed, unless a Term Lender requests to not receive a Term Note.

(b)Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error.

(c)Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.11Voluntary Reductions of the Commitments.

(a)    The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Revolving Commitments (for which purpose use of the Revolving Commitments shall be deemed to include the outstanding principal amount of the Revolving Loans, and the aggregate amount of LC Exposure, in each case after giving effect to any concurrent prepayment of Loans) at any time and from time to time without penalty or premium upon not less than five (5) Business Days prior written notice to the Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (in accordance with Section 3.5) and shall be irrevocable once given and effective only upon receipt by the Agent; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. The Agent will promptly transmit such notice to each Revolving Lender. The Revolving Commitments may not be reduced below $50,000,000 in the aggregate unless the Borrower terminates the Revolving Commitments in their entirety, and, once terminated or reduced, the Revolving Commitments may not be increased or reinstated.
(b)    The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Term Commitments (for which purpose use of the Term Commitments shall be deemed to include the outstanding principal amount of the Term Loans after giving effect to any concurrent prepayment of Loans) at any time and from time to time without penalty or premium upon not less than five (5) Business Days prior written notice to the Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (in accordance with Section 3.5) and shall be irrevocable once given and effective only upon receipt by the Agent; provided that a notice of termination of the Term Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. The Agent will promptly transmit such notice to each Term Lender. Once terminated or reduced, the Term Commitments may not be increased or reinstated.

Section 2.12Expiration or Maturity Date of Letters of Credit Past Revolving Termination Date.
If on any date within sixty (60) days prior to the Revolving Termination Date there are any Letters of Credit outstanding hereunder having an expiration date beyond the Revolving Termination Date, without limiting the terms of Section 2.3(b), the Borrower shall, on such date, pay to the Agent an amount of money equal to the Stated Amount of such Letter(s) of Credit for deposit into the Collateral Account. If a drawing pursuant to any such Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower authorizes the applicable Issuing Bank to notify the Agent, and authorize the Agent to pay to the Issuing Bank monies deposited in the Collateral Account for such Issuing Bank to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment. If no drawing occurs on or prior to the expiration date of such Letter of Credit, the Agent shall withdraw the monies deposited in the Collateral Account with respect to such outstanding Letter of Credit on or before the date ten (10) Business Days after the expiration date of such Letter of Credit and apply such funds to the Obligations, if any, then due and payable or pay such funds to the Borrower in the order prescribed by Section 10.3. No amount drawn under a Letter of Credit shall be subject to reinstatement.
Section 2.13Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, at no time may (a) the aggregate Outstanding Revolving Exposures of all Lenders exceed the Total Revolving Commitment, (b) the Outstanding Revolving Exposure of any Revolving Lender exceed the Revolving Commitment of such Revolving Lender, (c) the aggregate Outstanding Term Exposures of all Lenders exceed the aggregate Term Commitments of all Lenders, and (d) the Outstanding Term Exposure of any Term Lender exceed the Term Commitment of such Term Lender .
Section 2.14Incremental Facilities.

On up to four (4) occasions at any time after the Effective Date, the Borrower may by written notice to the Agent elect to request (A) an increase to the existing Revolving Commitments (any such increase, the “New Revolving Commitments”) and/or (B) the establishment of one or more new term loan commitments (the “New Term Commitments”, together with the New Revolving Commitments, the “Incremental Commitments”), by up to an aggregate amount not to exceed $500,000,000 for all Incremental Commitments. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that such Incremental Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Agent. The Agent and/or its Affiliates shall use commercially reasonable efforts, with the assistance of the Borrower, to arrange a syndicate of Lenders or other Persons that are Eligible Assignees willing to hold the requested Incremental Commitments; provided that (x) any Incremental Commitments on any Increased Amount Date shall be in the minimum aggregate amount of $25,000,000, (y) any Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment; provided that the Lenders will first be afforded the opportunity to provide the Incremental Commitments on a pro rata basis, and if any Lender so approached fails to respond, such Lender shall be deemed to have declined to provide such Incremental Commitments, and (z) any Lender or other Person that is an Eligible Assignee (each, a “New Revolving Lender” or “New Term Lender,” as applicable) to whom any portion of such

Incremental Commitment shall be allocated shall be subject to the approval of the Borrower and the Agent (such approval not to be unreasonably withheld or delayed), and, in the case of a New Revolving Commitment, the Issuing Banks (such approval not to be unreasonably withheld or delayed), unless such New Revolving Lender or New Term Lender is an existing Lender.
The terms and provisions of any New Revolving Commitments shall be identical to the existing Revolving Commitments. The terms and provisions of any New Term Commitments and any New Term Loans shall (a) provide that the maturity date of any New Term Loan that is a separate tranche shall be no earlier than the Term Maturity Date, not have a weighted average life that is shorter than the initial Term Loan, and not have any scheduled amortization payments, (b) share ratably in any prepayments of the existing Term Facility, unless the Borrower and the New Term Lenders in respect of such New Term Loans elect lesser payments and (c) otherwise be identical to the existing Term Loans or reasonably acceptable to the Agent.
The effectiveness of any Incremental Commitments and the availability of any borrowings under any such Incremental Commitment shall be subject to the satisfaction of the following conditions precedent: (x) after giving pro forma effect to such Incremental Commitments and, in the case of a New Term Commitment, the borrowings and the use of proceeds thereof, (i) no Default or Event of Default shall exist and (ii) as of the last day of the most recent quarter for which financial statements have been delivered pursuant to Section 8.1 or Section 8.2, the Borrower would have been in compliance with the financial covenants set forth in Section 9.1; (y) the representations and warranties made or deemed made by the Borrower in any Loan Document shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on the effective date of such Incremental Commitments except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) (on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents; and (z) the Agent shall have received each of the following, in form and substance reasonably satisfactory to the Agent: (i) if not previously delivered to the Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate or other necessary action taken by the Borrower to authorize such Incremental Commitments and (B) all corporate, partnership, member, or other necessary action taken by each Guarantor authorizing the Guaranty by such Guarantor of such Incremental Commitments; and (ii) a customary opinion of counsel to the Borrower and the Guarantors (which may be in substantially the same form as delivered on the Effective Date), and addressed to the Agent and the Lenders, and (iii) if requested by any Lender, new notes executed by the Borrower, payable to any new Lender, and replacement notes executed by the Borrower, payable to any existing Lenders.

On any Increased Amount Date on which New Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Lenders shall assign to each of the New Revolving Lenders, and each of the New Revolving Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and New Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Commitments to the Revolving Commitments, (b) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Lender shall become a Revolving Lender with respect to its New Revolving Commitment and all matters relating thereto.
On any Increased Amount Date on which any New Term Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Lender shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Commitment, and (ii) each New Term Lender shall become a Term Lender hereunder with respect to the New Term Commitment and the New Term Loans made pursuant thereto.
The Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Commitments and the New Revolving Lenders or the New Term Commitments and the New Term Lenders, as applicable, and (z) in the case of each notice to any Revolving Lender, the respective interests in such Revolving Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section.
The upfront fees payable to the New Revolving Lenders and/or New Term Lenders shall be determined by the Borrower and the applicable New Revolving Lenders and/or New Term Lenders.
The Incremental Commitments shall be effected pursuant to one or more Additional Credit Extension Amendments executed and delivered by the Borrower, the New Revolving Lenders or New Term Lenders, as applicable, and the Agent, and each of which shall be recorded in the Register. Each Additional Credit Extension Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as are consistent with this Section 2.14 and may be necessary or appropriate, in the opinion of the Agent, to effect the provisions of this Section 2.14.
Section 2.15Advances by Agent.

Unless the Agent shall have been notified by any Lender prior to the specified date of borrowing that such Lender does not intend to make available to the Agent the Loan to be made by such Lender on such date, the Agent may assume that such Lender will make the proceeds of such Loan available to the Agent on the date of the requested borrowing and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Loan to be provided by such Lender and such Lender shall be liable to Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate. Subject to the terms of this Agreement (including, without limitation, Section 12.15), the Borrower does not waive any claim that it may have against a Defaulting Lender.
Section 2.16Extension of Revolving Termination Date.

The Borrower shall have two (2) options to extend the Revolving Termination Date for six (6) months per extension option (for a total possible extension of one year to January 31, 2024) upon satisfaction of the following conditions: (i) the Borrower has given the Agent written notice of its desire to exercise such extension option at least 30 days, but no more than 120 days, before the then scheduled Revolving Termination Date, (ii) no Default under Section 10.1(a) or Section 10.1(b) and no Event of Default has occurred and is continuing on the date of the Borrower’s extension notice, (iii) no Default or Event of Default has occurred and is continuing on the date such extension becomes effective as set forth below, and (iv) the Borrower pays an extension fee for each extension option equal to 0.0625% of the Total Revolving Commitment to the Agent for the ratable account of the Lenders. Such extension shall be effective as of the date of delivery of Borrower’s notice of extension described in clause (i) above and the payment of the extension fee described in clause (iv) above; provided that, upon the delivery of Borrower’s notice of extension or payment of the extension fee, whichever is the later to occur, the Borrower shall be deemed to have represented that the conditions in preceding clauses (ii) and (iii) have been satisfied.
ARTICLE III. PAYMANTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1Payments.

Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent at its Principal Office, not later than 12:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Sections 3.2 and 3.3, the Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time from any special or general deposit account of Borrower with the Agent, other than accounts as to which the Agent has expressly waived offset rights in writing. The Borrower shall, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender at the applicable Lending Office of such Lender no later than one (1) Business Day after receipt. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.
If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.1(c), Section 2.2(c), Section 2.3(d), Section 2.3(e), Section 2.15 or Section 11.7, then the Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Agent for the account of such Lender for the benefit of the Agent to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Agent in its discretion.
Section 3.2Pro Rata Treatment.

(a)    Except to the extent otherwise provided herein: (i) each borrowing from the Revolving Lenders under Section 2.1(a) shall be made from the Revolving Lenders, each payment of the Fees under Section 2.16, Section 3.6(a), Section 3.6(b)(ii) and Section 3.6(d) shall be made for the account of the Revolving Lenders, and each termination or reduction of the amount of the Revolving Commitments under Section 2.13(a) shall be applied to the respective Revolving Commitments of the Revolving Lenders, pro rata according to the amounts of their respective Revolving Commitments; (ii) each payment or prepayment of principal of Revolving Loans by the Borrower shall be made for the account of the Revolving Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments; (iii) each payment of interest on Revolving Loans by the Borrower shall be made for the account of the Revolving Lenders pro rata in accordance with the amount of interest on such Revolving Loans then due and payable to the respective Revolving Lenders; (iv) the making, Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Section 4.6) shall be made pro rata among the Revolving Lenders according to the amounts of their respective Revolving Commitments (in the case of making of Revolving Loans) or their respective Revolving Loans (in the case of Conversions and Continuations of Revolving Loans) and the then current Interest Period for each Revolving Lender’s portion of each Revolving Loan of such Type shall be coterminous; and (v) the Revolving Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.3, shall be pro rata in accordance with their respective Revolving Commitments. Except to the extent otherwise provided herein: (i) each borrowing from the Term Lenders under Section 2.2(a) shall be made from the Term Lenders, each payment of the Fees under Section 3.6(c) and Section 3.6(d) shall be made for the account of the Term Lenders, and each reduction of the Term Commitments under Section 2.13(b) shall be applied to the respective Term Commitments of the Term Lenders, pro rata according to the amounts of their respective Term Commitments; (ii) each payment or prepayment of principal of Term Loans by the Borrower shall be made for the account of the Term Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans held by them, provided that, with respect to any optional prepayment pursuant to Section 2.7, such prepayments shall be applied to the Base Rate Loans and/or groups of LIBOR Rate Loans with the same Interest Period at the direction of the Borrower in its reasonable discretion; (iii) each payment of interest on Term Loans by the Borrower shall be made for the account of the Term Lenders pro rata in accordance with the amount of interest on such Term Loans then due and payable to the respective Term Lenders; and (iv) the making, Conversion and Continuation of Term Loans of a particular Type (other than Conversions provided for by Section 4.6) shall be made pro rata among the Term Lenders according to the amounts of their respective Term Commitments (in the case of making of Term Loans) or their respective Term Loans (in the case of Conversions and Continuations of Term Loans) and the then current Interest Period for each Term Lender’s portion of each Term Loan of such Type shall be coterminous.
(b)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.1(c), Section 2.2(c), Section 2.3(d), Section 2.3(e), Section 2.15 or Section 11.7, then the Agent shall (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Agent in reasonable discretion.
Section 3.3Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement, or shall obtain payment on any other Obligation owing by the Borrower or any other Obligor through the exercise of any right of set‑off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to some or all of the Lenders pro rata in accordance with Section 3.2 or Section 10.3, as applicable, such Lender shall promptly purchase from the other applicable Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by such other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the applicable Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2 or Section 10.3; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. To such end, all the applicable Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Commitments, Loans or other Obligations owed to such other Lenders may exercise all rights of set‑off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.
Section 3.4Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.
Section 3.5Minimum Amounts.

(a)Borrowings and Conversions. Except as provided in Section 2.3(e), each borrowing of LIBOR Daily Loans and Base Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess thereof. Each borrowing and each Conversion of LIBOR Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.
(b)Prepayments. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or the aggregate principal amount of Loans then outstanding).
(c)Reductions of Revolving Commitments. Each reduction of the Revolving Commitments under Section 2.13 shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof.

Section 3.6Fees.

(a)Facility Fees. The Borrower agrees to pay to the Agent for the account of each Revolving Lender a facility fee (the “Facility Fee”) calculated at a per annum percentage (“Facility Fee Rate”) of the Total Revolving Commitment; provided, however, that in the case of any Defaulting Lender, such Facility Fee shall not be payable with respect to such Defaulting Lender’s Revolving Commitment but shall only be payable with respect to the aggregate outstanding principal amount of such Defaulting Lender’s Revolving Loans. The Facility Fee Rate shall vary from time to time as set forth in the definition of Applicable Margin for the Revolving Facility, and the Facility Fee shall be payable quarterly in arrears on the fifteenth day of each January, April, July and October (for the preceding quarter) beginning January 15, 2019 and on the Revolving Termination Date.

(b)Letter of Credit Fees.

(i)The Borrower shall pay to the Agent for the account of the applicable Issuing Bank only, and not the account of any other Lender, a one-time fee in respect of each Letter of Credit at the rate equal to one-eighth of one percent (0.125%) of the Stated Amount of each Letter of Credit issued by such Issuing Bank. Such fee shall be non-refundable and payable upon issuance of such Letter of Credit.

(ii)The Borrower agrees to pay to the Agent for the account of each Revolving Lender a letter of credit fee at a rate per annum equal to the then current Applicable Margin (utilizing the applicable “LIBOR Rate - Applicable Margin” for Revolving Loans as identified in the definition of “Applicable Margin”) times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance or extension of such Letter of Credit (A) to and including the date such Letter of Credit expires or is terminated or (B) to but excluding the date such Letter of Credit is drawn in full. Such fees shall be nonrefundable and payable quarterly in arrears on the fifteenth day of each January, April, July and October (for the preceding quarter), on the Revolving Termination Date, and on the date the Revolving Commitments are terminated or reduced to zero. During the continuance of an Event of Default, the Letter of Credit fee payable pursuant to this Section 3.6(b)(ii) shall be payable at a rate per annum equal to the sum of (x) the Applicable Margin (utilizing the applicable “LIBOR Rate - Applicable Margin” for Revolving Loans as identified in the definition of “Applicable Margin”) plus (y) two percent (2.0%), and such fees shall be due and payable upon demand.

(iii)The Borrower shall pay directly to the applicable Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by such Issuing Bank from time to time in like circumstances with respect to the issuance by such Issuing Bank of each Letter of Credit, drawings, amendments and other transactions relating thereto.

(c)Ticking Fee. The Borrower shall pay to the Agent for the account of each Term Lender (in accordance with its Term Commitment Percentage), an unused fee (the “Ticking Fee”) which shall accrue and be payable on the daily amount of the unused Term Commitment of such Term Lender for the period beginning on the Effective Date, and continuing through the last day of the Term Commitment Period, at a per annum percentage (the “Ticking Fee Rate”) on the sum of the average daily unused portion of the Term Commitments. The Ticking Fee Rate shall vary from time to time as set forth in the definition of Applicable Margin for the Term Facility. All Ticking Fees shall be fully earned when paid and nonrefundable under any circumstances. Accrued Ticking Fees shall be payable quarterly in arrears on the fifteenth day of each January, April, July and October (for the preceding quarter) and on the last day of the Term Commitment Period, commencing on January 15, 2019.

(d)Administrative and Other Fees. The Borrower agrees to pay the reasonable administrative and other fees of the Agent and the Joint Lead Arrangers as agreed in the fee letters between such parties dated as of November 16, 2018 and as may be agreed to in writing from time to time.

Section 3.7Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days (or a year of 365 or 366 days, as applicable, in the case of Base Rate Loans when the Alternate Base Rate is based on the Prime Rate or the Federal Funds Effective Rate) and the actual number of days elapsed.
Section 3.8Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.
Section 3.9Agreement Regarding Interest and Charges.

The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.3(e) and Section 2.4(a). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, arrangement fees, amendment fees, up‑front fees, commitment fees, facility fees, ticking fees, unused fee, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, or any other similar amounts are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. The Borrower hereby acknowledges and agrees that the Lenders have imposed no minimum borrowing requirements, reserve or escrow balances or compensating balances related in any way to the Obligations. Any use by the Borrower of certificates of deposit issued by any Lender or other accounts maintained with any Lender has been and shall be voluntary on the part of the Borrower. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.
Section 3.10Statements of Account.

The Agent will account to the Borrower monthly with a statement of Loans, Letters of Credit, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.
Section 3.11Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)(i) fees shall cease to accrue on the unused portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 3.6(a) and fees shall continue to accrue on the aggregate outstanding principal amount of such Defaulting Lender’s Revolving Loans pursuant to Section 3.6(a) but shall not be payable to such Defaulting Lender at any time (including, without limitation, on the Revolving Termination Date), by the Borrower until such Defaulting Lender ceases to be a Defaulting Lender pursuant to the terms of this Agreement, and (ii) fees shall cease to accrue on the unused portion of the Term Commitment of such Defaulting Lender pursuant to Section 3.6(c) until such Defaulting Lender ceases to be a Defaulting Lender pursuant to the terms of this Agreement;

(b)the Commitments and Outstanding Credit Exposures of such Defaulting Lender shall not be included in determining whether all Lenders or the Requisite Lenders or the Requisite Facility Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.6), provided that any waiver, amendment or modification that increases the Commitments of a Defaulting Lender, forgives all or any portion of the principal amount of any Loan or Reimbursement Obligation or interest thereon owing to a Defaulting Lender, reduces the Applicable Margin on the underlying interest rate options owing to a Defaulting Lender or extends the Termination Date of a Facility in which a Defaulting Lender is a Lender shall require the consent of such Defaulting Lender;

(c)if any LC Exposure exists at the time a Revolving Lender becomes a Defaulting Lender then:

(i)all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Outstanding Revolving Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments, (y) each non‑Defaulting Lender’s Outstanding Revolving Exposure would not exceed its Revolving Commitment and (z) the conditions set forth in Sections 5.2(a) and (b) are satisfied at such time; and

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within ten (10) Days following notice by the Agent, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) by depositing amounts into the Collateral Account in accordance with the procedures set forth in Sections 2.12, 10.2(a) and/or 10.4 (as applicable) for so long as such LC Exposure is outstanding;

(iii)if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to Section 3.11(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.6(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 3.11(c), then the fees payable to the Revolving Lenders pursuant to Section 3.6(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Commitment Percentages and the fees payable to the Defaulting Lenders pursuant to Section 3.6(b) shall be reduced accordingly; or

(v)if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 3.11(c), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 3.6(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.

(d)so long as any Lender is a Defaulting Lender, the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless they are satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be one hundred percent (100%) covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in the amount of the Defaulting Lender’s LC Exposure in accordance with Section 3.11(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 3.11(c)(i) (and Defaulting Lenders shall not participate therein).

(e)Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 10 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 12.3 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, to cash collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender’s in accordance with subsection (c) above; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (c) above; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements, in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Lenders in accordance with their Revolving Commitment Percentages or Term Commitment Percentages, as applicable, without giving effect to Section 3.11(c)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

In the event that the Agent, the Borrower and the Issuing Banks each reasonably determines that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Revolving Commitment Percentage.
In no event shall the provisions of this Section 3.11 result in any Lender’s Outstanding Revolving Exposure exceeding its Revolving Commitment.
If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit unless such Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.
Section 3.12Taxes.

(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower under any Loan

Document shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it or any Lender for the payment of, any Other Taxes.

(c)Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after Borrower’s receipt of written notice of demand therefor together with a certificate specifying the amount of such payment or liability (which shall be conclusive absent manifest error) and the calculation thereof in reasonable detail, unless such calculation would require the Recipient to disclose confidential or proprietary information (with a copy to the Agent), for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(d)Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.5(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).

(e)Evidence of Payments. Within a reasonable time after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.12, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f)Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.12(f) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    in the case of a Foreign Lender claiming that its extension of credit would generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W‑8BEN‑E, a U.S. Tax Compliance Certificate

substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D),

“FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.12 (including by the payment of additional amounts pursuant to this Section 3.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.12 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party in connection with obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) to the extent the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid and the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to, or to file for or pursue any refund of Taxes on behalf of, the indemnifying party or any other Person.

(h)Survival. Each party’s obligations under this Section 3.12 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)FATCA Acknowledgement. For purposes of determining withholding Taxes imposed under FATCA, the Borrower and the Agent shall continue to treat (and the Lenders hereby authorize the Agent to continue to treat) the Loans and this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(j)Defined Terms. For purposes of this Section, the term “Lender” includes any Issuing Bank, and the term “applicable law” includes FATCA.

ARTICLE IV. YIELD PROTECTION, ETC.

Section 4.1Increased Costs.

(a)If any Regulatory Change shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBOR Rate) or any Issuing Bank;

(ii)impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, any Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the applicable Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the applicable Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the applicable Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Lender or any Issuing Bank determines that any Regulatory Change regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender's or such Issuing Bank's capital or on the capital of such Lender's or such Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender's or such Issuing Bank's holding company could have achieved but for such Regulatory Change (taking into consideration such Lender's or such Issuing Bank's policies and the policies of such Lender's or such Issuing Bank's holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such

Issuing Bank or such Lender's or such Issuing Bank's holding company for any such reduction suffered.

(c)A certificate of a Lender or any Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or such Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or any Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or such Issuing Bank's intention to claim compensation therefor; provided further that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 4.2Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a borrowing of LIBOR Rate Loans:

(i)the Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate, the LIBOR Base Rate or the LIBOR Daily Floating Rate, as applicable (including because the LIBOR Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii)the Agent is advised by the Requisite Lenders that the LIBOR Rate, the LIBOR Base Rate or the LIBOR Daily Floating Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such borrowing for such Interest Period;

then the Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Notice of Conversion or Notice of Continuation that requests the conversion of any Loan to, or continuation of any Loan as, a LIBOR Rate Loan or a LIBOR Daily Loan shall be ineffective and (B) if any Notice of Borrowing requests a LIBOR Rate Loan or a LIBOR Daily Loan, such borrowing shall be made as a Base Rate Loan; provided that if the circumstances giving rise to such notice affect only one Type of Loan, then the other Types of Loan shall be permitted.
(b)If at any time the Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBOR Screen Rate has made a public statement that the administrator of the LIBOR Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBOR Screen Rate), (x) the administrator of the LIBOR Screen Rate has made a public statement identifying a specific date after which the LIBOR Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBOR Screen Rate), (y) the supervisor for the administrator of the LIBOR Screen Rate has made a public statement identifying a specific date after which the LIBOR Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the LIBOR Screen Rate may no longer be used for determining interest rates for loans, then the Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Rate and the LIBOR Daily Floating Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 12.6, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five (5) Business Days of the date a copy of such amendment is provided to the Lenders, a written notice from the Requisite Lenders stating that such Requisite Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) (w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 4.2(b), only to the extent the LIBOR Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Notice of Conversion or Notice of Continuation that requests the conversion of any Loan to, or continuation of any Loan as, a LIBOR Rate Loan or a LIBOR Daily Loan shall be ineffective and (y) if any Notice of Borrowing requests a LIBOR Rate Loan or a LIBOR Daily Loan, such borrowing shall be made as an Base Rate Loan.

Section 4.3Illegality.

Notwithstanding any other provision of this Agreement, if it becomes unlawful for any Lender to honor its obligation to make or maintain LIBOR Rate Loans or LIBOR Daily Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Rate Loans or LIBOR Daily Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Rate Loans or LIBOR Daily Loans (in which case the provisions of Section 4.6 shall be applicable).

Section 4.4Compensation.

The Borrower shall pay to the Agent for the account of each Lender, within five (5) Business Days following the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender determines is attributable to:
(a)any payment or prepayment (whether mandatory or optional) of a LIBOR Rate Loan, or Conversion of a LIBOR Rate Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V to be satisfied) to borrow a LIBOR Rate Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Rate Loan or Continue a LIBOR Rate Loan on the requested date of such Conversion or Continuation.

Upon the Borrower’s request, any Lender requesting compensation under this Section shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Each Lender may use any reasonable averaging and attribution methods generally applied by such Lender and may include, without limitation, administrative costs as a component of such loss, cost or expense. Absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.
Section 4.5Mitigation Obligations; Replacement of Lenders.

(a)If any Lender requests compensation under Section 4.1, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.12, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 4.1 or 3.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If (w) any Lender requests compensation under Section 4.1, or (x) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.12, or (y) any Lender becomes Defaulting Lender, or (z) any Lender has refused to consent to any proposed amendment, modification, waiver, termination or consent with respect to any provision of this Agreement or any other Loan Document that, pursuant to Section 12.6, requires the consent of all Lenders or each Lender affected thereby and with respect to which Lenders constituting the Requisite Lenders have consented to such proposed amendment, modification, waiver, termination or consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.5), all its interests, rights (other than its existing rights to payments pursuant to Sections 4.1 or 3.12) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent (and if a Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unpaid Reimbursement Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 4.1 or payments required to be made pursuant to Section 3.12, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of any such assignment resulting from a Lender’s refusal to consent to a proposed amendment, modification, waiver, termination or consent, the assignee shall approve the proposed amendment, modification, waiver, termination or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 4.6Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Rate Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Rate Loans shall be suspended pursuant to Section 4.1(b), 4.2 or 4.3, then such Lender’s LIBOR Rate Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Rate Loans (or, in the case of a Conversion required by Section 4.1(b) or 4.3, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1 or 4.3 that gave rise to such Conversion no longer exist:
(a)to the extent that such Lender’s LIBOR Rate Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Rate Loans shall be applied instead to its Base Rate Loans; and

(b)all Loans that would otherwise be made or Continued by such Lender as LIBOR Rate Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Rate Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 4.1 or 4.3 that gave rise to the Conversion of such Lender’s LIBOR Rate Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Rate Loans made by other Lenders are outstanding, then such Lender’s Revolving Loans that are Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Rate Loans, to the extent necessary so that, after giving effect thereto, all Revolving Loans held by the Lenders holding LIBOR Rate Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 4.7Change of Lending Office.

Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.12, 4.1 or 4.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.
Section 4.8Assumptions Concerning Funding of LIBOR Rate Loans.

Calculation of all amounts payable to a Lender under this Article IV shall be made as though such Lender had actually funded LIBOR Rate Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Rate Loans in an amount equal to the amount of the LIBOR Rate Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.
ARTICLE V. CONDITIONS PRECEDENT

Section 5.1Initial Conditions Precedent.

The effectiveness of this Agreement and obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the following conditions precedent:
(a)The Agent shall have received each of the following, in form and substance satisfactory to the Agent:
(i)Counterparts of this Agreement executed by each of the parties hereto;

(ii)Notes executed by the Borrower payable to each Lender (other than any Lender that has requested not to receive a Note) and complying with the applicable provisions of Section 2.10 (which Notes shall be promptly forwarded by the Agent to the applicable Lender);

(iii)The Guaranty executed by each Guarantor existing as of the Effective Date;

(iv)A favorable opinion of counsel to the Obligors, addressed to the Agent and the Lenders, addressing such matters as Agent may reasonably require;

(v)The Governing Documents of the Borrower, each Guarantor and each general partner, managing member (or Person performing similar functions) of such Persons certified as of a recent date by the Secretary of State of the State of formation of the applicable Person;

(vi)A good standing certificate with respect to the Borrower, each Guarantor and each general partner, managing member (or Person performing similar functions) of such Persons issued as of a recent date by the appropriate Secretary of State (and any state department of taxation, as applicable) and certificates of qualification to transact business or other comparable certificates issued by the Secretary of State (and any state department of taxation, as applicable), of each state in which such Person is organized, in which the Unencumbered Assets owned (or leased pursuant to an Eligible Ground Lease) by such Person are located, and wherever such Person is required to be so qualified and where the failure to be so qualified would have, in each instance, a Material Adverse Effect;

(vii)A certificate of incumbency signed by the general partner, secretary (or Person performing similar functions) of the Borrower, each Guarantor and their respective general partners, managing members (or Person performing similar functions) as to each of the partners, officers or other Persons authorized to execute and deliver the Loan Documents to which any of them is a party and the officers or other representatives of the Borrower then authorized to deliver Notices of Borrowing, Notices of Continuation and Notices of Conversion and to request the issuance of Letters of Credit;

(viii)Copies, certified by the general partner, secretary or other authorized Person of each of the Borrower, the Guarantors and their respective general partners, managing members (or Persons performing similar functions) of such Persons of all partnership, limited liability company, corporate (or comparable) action taken by such Person to authorize the execution, delivery and performance of the Loan Documents to which such Persons are a party;

(ix)The Fees then due and payable under Section 3.6, and any other Fees payable to the Agent and the Lenders on or prior to the Effective Date;

(x)A pro forma Compliance Certificate calculated as of September 30, 2018;

(xi)A certificate signed by a Responsible Officer of the Borrower certifying that each Property to be treated as an Unencumbered Asset on the Effective Date satisfies all of the requirements for an Unencumbered Asset set forth in the definition thereof;

(xii)(A) The documentation and other information requested by any Lender that is required by regulatory authorities under the applicable “know your customer” rules and regulations and (B) to the extent the Borrower qualifies as a

“legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (B) shall be deemed to be satisfied); and

(xiii)Such other documents, agreements and instruments as the Agent on behalf of the Lenders may reasonably request.

(b)In the good faith judgment of the Agent and the Lenders:

(i)There shall not have occurred or become known to the Agent or any of the Lenders any event, condition, situation or status since December 31, 2017 that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii)No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (1) result in a Material Adverse Effect or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Obligor to fulfill the respective obligations under the Loan Documents to which it is a party; and

(iii)The Borrower, the other Obligors and their respective Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law or (2) any agreement, document or instrument to which the Borrower or any other Obligor is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Obligor to fulfill their respective obligations under the Loan Documents to which it is a party.

Section 5.2Conditions Precedent to All Loans and Letters of Credit.

The obligations of the Lenders to make any Loans and of the Issuing Banks to issue Letters of Credit are all subject to the further condition precedent that: (a) no Default or Event of Default shall have occurred and be continuing as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Obligor in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances not prohibited hereunder (provided that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects (taking into account such language)), and (c) in the case of the borrowing of Loans, the Agent shall have received a timely Notice of Borrowing. The making of any Loans or the issuance of any Letter of Credit shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Agent and the Issuing Bank, as applicable, prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, if such Credit Event is the making of a Loan, the Borrower shall be deemed to have represented to the Agent and the Lenders at the time such Loan is made that all applicable conditions to the making of such Loan contained in Article V have been satisfied.
Section 5.3Conditions as Covenants.

If the Lenders make any Loans, or any Issuing Bank issues a Letter of Credit, prior to the satisfaction of all applicable conditions precedent set forth in Sections 5.1 and 5.2, the Borrower shall nevertheless cause such condition or conditions to be satisfied within five (5) Business Days after the date of the making of such Loans or the issuance of such Letter of Credit. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Agent and the other Lenders that the Borrower has satisfied the conditions precedent for initial Loans set forth in Sections 5.1 and 5.2 or such Lender has waived such conditions.
ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1Representations and Warranties.

In order to induce the Agent and each Lender to enter into this Agreement and to make Loans and issue Letters of Credit, the Borrower represents and warrants to the Agent and each Lender as follows:
(a)Organization; Power; Qualification. Each of the Borrower, the other Obligors and their respective Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)Ownership Structure. As of the Agreement Date, Part I of Schedule 6.1(b) is a complete and correct list or diagram of all Subsidiaries of the Borrower and the other Obligors setting forth for each such Subsidiary (i) the jurisdiction of organization of such Subsidiary, (ii) each Obligor which holds any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, and (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests. Except as disclosed in such Schedule, as of the Agreement Date, all of the issued and outstanding capital stock of each Person shown to be held by it on such Schedule organized as a corporation is validly issued, fully paid and nonassessable. As of the Agreement Date, Part II of Schedule 6.1(b) correctly sets forth or diagrams all Unconsolidated Affiliates of the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Borrower.

(c)Authorization of Agreement, Etc. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrower and each other Obligor has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Borrower or any other Obligor is a party have been duly executed and delivered by the duly authorized officers or other representatives of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein may be limited by equitable principles generally.

(d)Compliance of Loan Documents with Laws, Etc. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Borrower or any other Obligor is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Obligor; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower or any other Obligor, or any indenture, agreement or other instrument to which the Borrower or any other Obligor is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Obligor.

(e)Compliance with Law; Governmental Approvals, Agreements. The Borrower, each other Obligor, and each of their respective Subsidiaries is in compliance with its Governing Documents, each agreement, judgment, decree or order to which any of them is a party or by which any of them or their properties may be bound, each Governmental Approval applicable to it and in compliance with all other Applicable Law (including without limitation, Environmental Laws) relating to such Person except for noncompliances which, and Governmental Approvals the failure to possess which, would not, individually or in the aggregate, cause a Default or an Event of Default or have a Material Adverse Effect.

(f)Title to Properties; Liens; Title Insurance. As of the Agreement Date, Schedule 6.1(f) sets forth all of the real property owned or leased by the Borrower, each other Obligor and each of their respective Subsidiaries. Each such Person has good, marketable and legal title to, or a valid leasehold interest in, its respective assets, except with respect to each Subsidiary of the Borrower and each Subsidiary of an Obligor whose failure to have such good, marketable and legal title to, or such valid leasehold interest in, its respective assets, has not had or could not reasonably be expected to have a Material Adverse Effect on either the Borrower or the REIT Guarantor. Each of the Borrower, the other Obligors and their respective Subsidiaries have title to their properties sufficient for the conduct of their business. As of the Agreement Date, there are no Liens or Negative Pledges against any Unencumbered Assets except for Permitted Liens. The Borrower or another Obligor is, with respect to all Unencumbered Assets and other real property reasonably necessary for the operation of its business, the named insured under a policy of title insurance issued by a title insurer operating in the jurisdiction where such real property is located. As to each such policy of title insurance (i) the coverage amount equals or exceeds the acquisition cost of the related real property and any improvements added thereto by such Person (ii) no claims are pending that, if adversely determined, have had or could reasonably be expected to have a Material Adverse Effect; and (iii) no title insurer has given notice to the insured Person that such policy of title insurance is no longer in effect. Neither the Borrower, any other Obligor nor any of their respective Subsidiaries has knowledge of any defect in title of any Property that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(g)Existing Indebtedness. Schedule 6.1(g) is, as of September 30, 2018, a complete and correct listing of all Indebtedness of the Borrower, the other Obligors and their respective Subsidiaries, including without limitation, Contingent Liabilities (to the extent included in the definition of Indebtedness) of the Borrower and the other Obligors and their respective Subsidiaries, and indicating whether such Indebtedness is Secured Debt or Unsecured Debt. During the period from such date to the Agreement Date, neither the Borrower, any other Obligor nor any of their respective Subsidiaries incurred any material Indebtedness except as set forth in such Schedule. As of the Agreement Date, the Borrower, the other Obligors, and their respective Subsidiaries have performed and are in compliance with all of the material terms of all Indebtedness of such Persons and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Indebtedness.

(h)Material Contracts. Each of the Borrower, the other Obligors and their respective Subsidiaries that is a party to any Material Contract is in compliance with all of the material terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.

(i)Litigation. Except as set forth on Schedule 6.1(i), there are no actions, suits or proceedings pending (nor, to the knowledge of the Borrower, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Borrower, any other Obligor, any of their respective Subsidiaries or any of their respective property in any court, or before any tribunal, administrative agency, board, arbitrator or mediator of any kind or before or by any other Governmental Authority which has had or could reasonably be expected to have a Material Adverse Effect or which question the validity or enforceability of any of the Loan Documents. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Borrower, any other Obligor, or any of their respective Subsidiaries which has had or could be reasonably expected to have a Material Adverse Effect. There are no judgments outstanding against or affecting the Borrower, any other Obligor, any of their respective Subsidiaries or any of their respective properties individually or in the aggregate involving amounts in excess of $10,000,000.

(j)Taxes. All federal, state and other tax returns of the Borrower, any other Obligor or any of their respective Subsidiaries required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon the Borrower, each other Obligor, any of their respective Subsidiaries and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 7.6. As of the Agreement Date, none of the United States income tax returns of the Borrower, any other Obligor or any of their respective Subsidiaries is under audit. All charges, accruals and reserves on the books of the Borrower, any other Obligor and each of their respective Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

(k)Financial Statements. The Borrower has furnished to each Lender copies of (i) the audited consolidated balance sheet of the REIT Guarantor and its consolidated Subsidiaries for the fiscal year ending December 31, 2017 and the related audited consolidated statements of income, shareholders’ equity and cash flow for the fiscal year ending on such date with the opinion thereof of Deloitte & Touche, LLP and (ii) the unaudited consolidated balance sheet of the REIT Guarantor and its consolidated Subsidiaries for the fiscal quarter ending September 30, 2018, and the related unaudited consolidated statements of operations, cash flows and shareholders’ equity of the REIT Guarantor and its consolidated Subsidiaries for the fiscal quarter ending on such date. Such financial statements (including in each case related schedules and notes) are complete and correct and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the REIT Guarantor and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods. Neither the Borrower, the REIT Guarantor, nor any Subsidiary of the Borrower or the REIT Guarantor has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, or unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements or except as set forth on Schedule 6.1(k).

(l)No Material Adverse Change. Since December 31, 2017, there has been no material adverse change in the consolidated financial condition, results of operations, business or prospects of the Borrower, the Obligors or their respective Subsidiaries. Each of the (i) Borrower, (ii) the other Obligors and (iii) the Borrower and its Subsidiaries, taken as a whole, are Solvent.

(m)ERISA. Each member of the ERISA Group is in compliance with its obligations, if any, under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except in each case for noncompliances which could not reasonably be expected to have a Material Adverse Effect. As of the Agreement Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(n)No Plan Assets; No Prohibited Transaction. None of the assets of the Borrower, any other Obligor or their respective Subsidiaries constitute “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(o)Absence of Defaults. None of the Borrower, any other Obligor or any of their respective Subsidiaries is in default under its Governing Documents, and no event has occurred, which has not been remedied, cured or irrevocably waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, a determination of materiality, the satisfaction of any condition, or any combination of the foregoing, would constitute, a default or event of default by Borrower, any other Obligor or any of their respective Subsidiaries under any agreement (other than this Agreement) or judgment, decree or order to which the Borrower, any other Obligor or any of their respective Subsidiaries is a party or by which the Borrower, any other Obligor, any of their respective Subsidiaries or any of their respective properties may be bound where such default or event of default could, individually or in the aggregate, involve (x) Indebtedness or other obligations or liabilities (other than Nonrecourse Indebtedness) in excess of $10,000,000 or (y) any Nonrecourse Indebtedness in excess of $20,000,000.

(p)Environmental Matters.

(i)The Borrower, each other Obligor and each of their respective Subsidiaries is in compliance with the requirements of all applicable Environmental Laws except for the matters set forth on Schedule 6.1(p) and such other non‑compliance which, in any event, either individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

(ii)No Hazardous Materials have been (i) generated or manufactured on, transported to or from, treated at, stored at or discharged from any Property in violation of any Environmental Laws; (ii) discharged into subsurface waters under any Property in violation of any Environmental Laws; or (iii) discharged from any Property on or into property or waters (including subsurface waters) adjacent to any Property in violation of any Environmental Laws, except for the matters set forth on Schedule 6.1(p) and other violations which violations, in any event, in the case of any of (i), (ii) or (iii), either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(iii)Except for the matters set forth on Schedule 6.1(p) and any of the following matters or liabilities that, in any event, either individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, neither the Borrower, any other Obligor nor any of their respective Subsidiaries (i) has received notice (written or oral) or otherwise learned of any claim, demand, suit, action, proceeding, event, condition, report, directive, lien, violation, non‑compliance or investigation indicating or concerning any potential or actual liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, government response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising in connection with (x) any non‑compliance with or violation of the requirements of any applicable Environmental Laws, or (y) the presence of any Hazardous Materials on any Property (or any Property previously owned by any of such Persons) or the release or threatened release of any Hazardous Materials into the environment, (ii) has any threatened or actual liability in connection with the presence of any Hazardous Materials on any Property (or any Property previously owned by any of such Persons) or the release or threatened release of any Hazardous Materials into the environment, (iii) has received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to the presence of any Hazardous Materials on any Property (or any Property previously owned by any of such Persons) or a release or threatened release of any Hazardous Materials into the environment for which the Borrower, any Obligor or any of their respective Subsidiaries is or may be liable, or (iv) has received notice that the Borrower, any Obligor or any of their respective Subsidiaries is or may be liable to any Person under any Environmental Law.

(iv)To the best of the Borrower’s knowledge after due inquiry, no Property is located in an area identified by the Secretary of Housing and Urban Development as an area having special flood hazards, or if any such Property is located in such a special flood hazard area, then the Borrower has obtained all insurance that is required to be maintained by law or which is customarily maintained by Persons engaged in similar businesses and owning similar Properties in the same general areas in which the Borrower operates except where such failure individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect.

(q)Investment Company. None of the Borrower, any other Obligor or any of their respective Subsidiaries, is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(r)Margin Stock. None of the Borrower, any other Obligor or any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” or a “margin security” within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

(s)Affiliate Transactions. Except as permitted by Section 9.10, none of the Borrower, any other Obligor or any of their respective Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate (but not any Subsidiary of Borrower) of any Borrower, any other Obligor or any of their respective Subsidiaries is a party.

(t)Intellectual Property. Except as has not had and could not be reasonably expected to have a Material Adverse Effect, (i) the Borrower, each other Obligor and each of their respective Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) used in the conduct of their respective businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person; (ii) the Borrower, each other Obligor and each of their respective Subsidiaries has taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property; (iii) no claim has been asserted by any Person with respect to the use of any Intellectual Property by the Borrower, any other Obligor or any of their respective Subsidiaries, or challenging or questioning the validity or effectiveness of any Intellectual Property; and (iv) the use of such Intellectual Property by the Borrower, the other Obligors and each of their respective Subsidiaries, does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower, the other Obligors or any of their respective Subsidiaries.

(u)Business. The Borrower, the other Obligors and each of their respective Subsidiaries are engaged substantially in the business of the acquisition, disposition, financing, ownership, development rehabilitation, leasing, operation and management of office and industrial buildings and other business activities incidental thereto.

(v)Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Obligor for any other services rendered to the Borrower, any of the Subsidiaries of the Borrower or any other Obligor or any other Obligor ancillary to the transactions contemplated hereby.

(w)Accuracy and Completeness of Information. No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Obligor or any of their respective Subsidiaries in connection with or relating in any way to this

Agreement, contained any untrue statement of a fact material to the creditworthiness of the Borrower, any other Obligor or any of their respective Subsidiaries or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. The written information, reports and other papers and data with respect to the Borrower, any other Obligor or any of their respective Subsidiaries or the Unencumbered Assets (other than projections and other forward-looking statements) furnished to the Agent or the Lenders in connection with or relating in any way to this Agreement was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter. All financial statements furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Obligor or any of their respective Subsidiaries in connection with or relating in any way to this Agreement, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods. All financial projections and other forward looking statements prepared by, or on behalf of the Borrower, any other Obligor or any of their respective Subsidiaries that have been or may hereafter be made available to the Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. No fact or circumstance is known to the Borrower which has had, or may in the future have (so far as the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders prior to the Effective Date. As of the Effective Date, to the best knowledge of the Borrower, the information included in any Beneficial Ownership Certification provided on or prior to the Effective Date (if any) to any Lender in connection with this Agreement is true and correct in all respects.

(x)REIT Status. The REIT Guarantor qualifies, and has since the year ending December 31, 2003 qualified, as a REIT, has elected to be treated as a REIT, and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the REIT Guarantor to maintain its status as a REIT.

(y)Unencumbered Assets. As of the Agreement Date, Schedule 6.1(y) is a correct and complete list of all Unencumbered Assets. Each of the Unencumbered Assets included by the Borrower in calculations of the Unencumbered Asset Value satisfies all of the requirements contained in this Agreement for the same to be included therein.

(z)Insurance. The Borrower, the other Obligors and their respective Subsidiaries have insurance covering the Borrower, the other Obligors and their respective Subsidiaries and their respective Properties in such amounts and against such risks and casualties as are customary for Persons or Properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy. As of the Agreement Date, none of the Borrower, any other Obligor or any of their respective Subsidiaries has received notice that any such insurance has been cancelled, not renewed, or impaired in any way.

(aa)Ownership of Borrower. The REIT Guarantor is the sole general partner of the Borrower and owns free of any Lien or other claim not less than a fifty-five percent (55%) Equity Interest in the Borrower as the general partner thereof.

(bb)No Bankruptcy Filing. None of the Borrower, any Obligor or any of their respective Subsidiaries is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and the Borrower has no knowledge of any Person threatening the filing of any such petition against any of the Borrower, any Obligor or any of their respective Subsidiaries.

(cc)No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower or any other Obligor with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

(dd)Transaction in Best Interests of Borrower and Obligors; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower and the other Obligors and the creditors of such Persons. The direct and indirect benefits to inure to the Borrower and the other Obligors pursuant to this Agreement and the other Loan Documents constitute materially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower and the other Obligors pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to guaranty the Obligations, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower and the other Obligors to have available financing to conduct and expand their business. The Borrower and the other Obligors constitute a single integrated financial enterprise and each receives a benefit from the availability of credit under this Agreement to the Borrower.

(ee)Property. All of the Borrower’s, the other Obligors’ and their respective Subsidiaries’ properties are in good repair and condition, subject to ordinary wear and tear, other than (x) with respect to deferred maintenance existing as of the date of acquisition of such property as permitted in this Section, and (y) where the failure of the properties of any Subsidiary of the Borrower or any Subsidiary of an Obligor to be in good repair and condition has not had or could not be reasonably expected to have a Material Adverse Effect on either the Borrower or the REIT Guarantor. The Borrower has completed or caused to be completed an appropriate investigation of the environmental condition of each Property as of the later of the date of the Borrower’s, the Obligors’ or the applicable Subsidiary’s purchase thereof or the date upon which such property was last security for Indebtedness of such Persons, including preparation of a “Phase I” report and, if appropriate, a “Phase II” report, in each case prepared by a recognized environmental engineer in accordance with customary standards which discloses that such property is not in violation of the representations and covenants set forth in this Agreement, unless such violation has been disclosed in writing to the Agent and remediation actions satisfactory to Agent are being taken. There are no unpaid or outstanding real estate or other taxes or assessments on or against any property of the Borrower, the other Obligors or their respective Subsidiaries which are delinquent. Except as set forth in Schedule 6.1(ee) hereto, there are no pending eminent domain proceedings against any property of the Borrower, the other Obligors or their respective Subsidiaries or any part thereof, and, to the knowledge of the Borrower, no such proceedings are presently threatened or contemplated by any taking authority which, in all such events, individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect. None of the property of the Borrower, the other Obligors or their respective Subsidiaries is now damaged or injured as a result of any fire, explosion, accident, flood or other casualty in any manner which individually or in the aggregate has had or could reasonably be expected to have any Material Adverse Effect.

(ff)No Event of Default. No Default or Event of Default has occurred and is continuing.

(gg)Subordination. None of the Borrower or any other Obligor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other indebtedness or obligation of any of such Persons.

(hh)Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, the REIT Guarantor, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower, the REIT Guarantor and their Subsidiaries and, to the knowledge of the Borrower, their respective Affiliates, officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, the REIT Guarantor, any Subsidiary or, to the knowledge of the Borrower, any of their respective Affiliates, directors, officers, employees or any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit or the use of proceeds of any Loan or Letter of Credit or other transactions contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 6.2Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower, any other Obligor or any of their respective Subsidiaries to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower prior to the Agreement Date and delivered to the Agent or any Lender in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date and the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.
ARTICLE VII. AFFRIMATIVE COVENANTS

For so long as this Agreement and the Commitments are in effect and any Obligations are outstanding, unless the Requisite Lenders (or, if required pursuant to Section 12.6, all of the Lenders) shall otherwise consent in the manner provided for in Section 12.6, the Borrower shall comply with the following covenants:
Section 7.1Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 9.7, the Borrower shall preserve and maintain, and cause each other Obligor and each Subsidiary of the Borrower or any other Obligor to preserve and maintain, their respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which it is organized, in each jurisdiction in which any Unencumbered Asset owned (or leased pursuant to an Eligible Ground Lease or Approved Bond Transaction) by it is located, and in each other jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause the other Obligors and each Subsidiary of the Borrower or any other Obligor to, develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise Agent in writing in the event that any of such Persons shall determine that any investors in such Persons are in violation of such act.
Section 7.2Compliance with Applicable Law and Contracts.

The Borrower shall comply, and cause each other Obligor and each Subsidiary of the Borrower or any other Obligor to comply, with (a) all Applicable Law, including the obtaining of all Governmental Approvals, (b) their respective Governing Documents, and (c) all mortgages, indentures, contracts, agreements and instruments to which it is a party or by which any of its properties may be bound, the failure, in any such event, with which to comply could reasonably be expected to have a Material Adverse Effect.
Section 7.3Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Obligor to, (a) protect and preserve all of its properties or cause to be protected and preserved, and maintain or cause to be maintained in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b)  make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times. With respect to each Subsidiary of the Borrower and each Subsidiary of an Obligor, in addition to the requirements of any of the other Loan Documents, the Borrower shall cause each such Subsidiary to comply with clauses (a) and (b)

above to the extent that the failure, in any such event, with which to comply could reasonably be expected to have a Material Adverse Effect on either the Borrower or the REIT Guarantor.
Section 7.4Conduct of Business.

The Borrower shall at all times carry on, and cause the other Obligors and the Subsidiaries of the Borrower and the other Obligors to carry on, their respective businesses as now conducted and in accordance with Section 6.1(u).
Section 7.5Insurance.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Obligor and each Subsidiary of the Borrower and each other Obligor to, maintain or cause to be maintained commercially reasonable insurance with financially sound and reputable insurance companies covering such Persons and their respective properties in such amounts and against such risks and casualties as are customary for Persons or properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy, and from time to time deliver to the Agent or any Lender upon its request a detailed list stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby, together with copies of all policies or certificates of the insurance then in effect.
Section 7.6Payment of Taxes and Claims.

The Borrower shall, and shall cause each other Obligor to, pay and discharge or cause to be paid and discharged when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person, in accordance with GAAP; provided further that upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor, such Person either (A) will provide a bond or other security sufficient under applicable law to stay all such proceedings or (B) if no such bond is provided, will pay each such tax, assessment, governmental charge, levy or claim. With respect to each Subsidiary of the Borrower and each Subsidiary of an Obligor, the Borrower shall cause each such Subsidiary to pay, discharge or cause to be paid and discharged when due the items set forth in clauses (a) and (b) above subject to the provisos contained therein and where the failure to make such payments or cause such payments to be made could reasonably be expected to have a Material Adverse Effect on either the Borrower or the REIT Guarantor.
Section 7.7Visits and Inspections.

The Borrower shall, and shall cause each other Obligor and each Subsidiary of the Borrower and each other Obligor to, permit representatives or agents of any Lender or the Agent, from time to time, as often as may be reasonably requested, but only during normal business hours and at the expense of such Lender or the Agent (unless a Default or Event of Default shall be continuing, in which case the exercise by the Agent or such Lender of its rights under this Section shall be at the expense of the Borrower), as the case may be, to: (a) visit and inspect all properties of the Borrower, such Subsidiary or other Obligor (but subject to the rights of tenants under their leases) to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its principal officers, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance. If requested by the Agent, the Borrower shall execute an authorization letter addressed to its accountants authorizing the Agent or any Lender to discuss the financial affairs of the Borrower, any other Obligor or any Subsidiary of Borrower or any other Obligor with its accountants.
Section 7.8Use of Proceeds; Letters of Credit.

The Borrower shall use the proceeds of all Loans and all Letters of Credit for general business and working capital purposes only. The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to, use any part of such proceeds or Letters of Credit to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would violate any Sanctions applicable to any party hereto.
Section 7.9Environmental Matters.

The Borrower shall, and shall cause all other Obligors and each Subsidiary of the Borrower and each other Obligor to, comply or cause to be complied with, all Environmental Laws in all material respects; provided, however, that with respect to each Subsidiary of the Borrower and each Subsidiary of an Obligor, the failure, in any such event, with which to comply could reasonably be expected to have a Material Adverse Effect on either the Borrower or the REIT Guarantor. If the Borrower, any other Obligor or any Subsidiary of the Borrower or any other Obligor shall (a) receive written notice that any material violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive written notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower, or any other Obligor or any of their respective Subsidiaries alleging material violations of any Environmental Law or requiring the Borrower, any other Obligor or any of their respective Subsidiaries to take any action in connection with the release of Hazardous Materials, or (c) receive any written notice from a Governmental Authority or private party alleging that the Borrower, any other Obligor or any of their respective Subsidiaries may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby individually or in the aggregate in excess of $10,000,000, the Borrower shall provide the Agent and each Lender with a copy of such notice within thirty (30) days after the receipt thereof by such Person. The Borrower shall, and shall cause the other Obligors and each Subsidiary of the Borrower or any other Obligor to, take or cause to be taken promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws; provided, however, that if any such Lien arises due to the acts or omissions of third parties and such Lien (x) together with all other such Liens then in existence, could not reasonably be expected to have a Material Adverse Effect, (y) does not relate to any Unencumbered Asset, or (z) has not resulted in foreclosure proceedings with respect to the property in question, the Borrower may pursue claims against such third parties prior to removing such Lien.
Section 7.10Books and Records.

The Borrower shall, and shall cause each of the other Obligors and each Subsidiary of the Borrower or any other Obligor to, maintain true and accurate books and records pertaining to their respective business operations in which full, true and correct entries will be made in accordance with GAAP. The Borrower shall, and shall cause each of the Obligors and their respective Subsidiaries to, maintain its current accounting procedures unless approved by the Agent.
Section 7.11Further Assurances.

The Borrower shall, at the Borrower’s cost and expense and upon request of the Agent, execute and deliver or cause to be executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.
Section 7.12Guarantors.

(a)Subsidiary Guarantors.    If any Subsidiary of the Borrower that is not a Guarantor becomes the owner or ground-lessee of a Property that satisfies the requirements to be an Unencumbered Asset except for the requirements for a Qualified Subsidiary set forth in clause (h) of the definition of “Unencumbered Asset” in Section 1.1, then the Borrower may cause such Subsidiary to become a Guarantor by delivering to the Agent each of the following items so that such Property may qualify as an Unencumbered Asset, each in form and substance satisfactory to the Agent: (i) a Joinder Agreement executed by such Subsidiary and (ii) the items that would have been delivered under Sections 5.1(a)(iv) through (viii) if such Subsidiary had been a Guarantor on the Effective Date. Additionally, in the event that any Subsidiary of the Borrower or the REIT Guarantor, whether presently existing or hereafter formed or acquired, which is not a Guarantor at such time, shall after the date hereof become a guarantor under any existing or future Unsecured Debt of the Borrower or any other Obligor in excess of $35,000,000 individually or in the aggregate, then the Borrower shall cause such Subsidiary to execute and deliver the items described in this Section 7.12(a).

(b)Release of a Guarantor.    The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release, the applicable Guarantor from the Guaranty so long as: (i) such Guarantor is not otherwise required to be a party to the Guaranty under this Section 7.12; (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release; (iii) the Agent shall have received such written request at least ten (10) Business Days prior to the requested date of release; and (iv) such Guarantor does not guaranty any existing Unsecured Debt of the Borrower or any other Obligor in excess of $35,000,000 individually or in the aggregate. Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. Notwithstanding the foregoing, the foregoing provisions shall not apply to the REIT Guarantor, which may only be released upon the prior written consent of Agent and all of the Lenders. Concurrently with any request by the Borrower to release any Guarantor from its Guaranty, the Borrower shall deliver to the Agent a pro forma Compliance Certificate giving effect to the release of the Guarantor from the Guaranty and, if applicable, the removal of the assets of such Guarantor from the calculation of Unencumbered Asset Value, which Compliance Certificate shall show continued compliance with each of the covenants contained in Section 9.1.

Section 7.13REIT Status.

The Borrower shall cause REIT Guarantor to at all times maintain its status as, and elect to receive status as, a REIT.
Section 7.14Distribution of Income to the Borrower.

The Borrower shall cause all of its Wholly-Owned Subsidiaries to promptly distribute to the Borrower (but not less frequently than once each fiscal quarter of the Borrower unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from such Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each such Subsidiary of its debt service, operating expenses and other obligations for such quarter and (b) payment, or the establishment of reasonable reserves for the payment, of operating expenses and other obligations not paid on at least a quarterly basis and capital improvements and repairs (including tenant improvements) to be made to such Subsidiary’s assets and properties pursuant to leases, Secured Debt or required by law or otherwise approved by such Subsidiary in the ordinary course of business consistent with prudent business practices, (c) funding of reserves required by the terms of any Secured Debt encumbering property of the Subsidiary, including, without limitation, any lockbox, “cash-trap” or similar restriction on distribution of cash flow from such Subsidiary’s assets and properties; (d) payment or establishment of reserves for payment to minority equity interest holders of amounts required to be paid in respect of such equity interest; (e) payment of closing costs relating to the acquisition, financing, refinancing or disposition of such Subsidiary’s assets and properties; and (f) payments in reduction or extinguishment of Secured Debt of such Subsidiary, including, without limitation, balances due at maturity, or upon the refinancing, of such Secured Debt or upon the sale of such Subsidiary; unless such distribution is prohibited by the terms of any Secured Debt so long as such prohibition applies only to the Subsidiary obligated on such Secured Debt.
Section 7.15Reporting Company.

The Borrower shall cause the REIT Guarantor to maintain its status as a reporting company pursuant to the Securities Exchange Act of 1934.
Section 7.16Maintenance of Rating.

The Borrower shall maintain Ratings from each of S&P and Moody’s; provided that if the Rating obtained from such Rating Agency is a private letter rating that is not monitored and automatically updated by such Rating Agency, then the Borrower shall obtain an annual update of such Rating on or before each anniversary of the Effective Date.
ARTICLE VIII. INFORMATION

For so long as this Agreement and the Commitments are in effect and any Obligations are outstanding, unless the Requisite Lenders (or, if required pursuant to Section 12.6, all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6, the Borrower shall furnish to each Lender (or to the Agent if so provided below) at its Lending Office:
Section 8.1Quarterly Financial Statements.

As soon as available and in any event not later than the first to occur of (a) the date that is five (5) days following the filing of the REIT Guarantor’s 10‑Q Report with the Securities and Exchange Commission and (b) the date that is fifty (50) days after the close of each of the first, second and third calendar quarters of the REIT Guarantor, the unaudited consolidated balance sheet of the REIT Guarantor and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the REIT Guarantor and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous calendar year, all of which shall be certified by a Responsible Officer of the REIT Guarantor, in his or her opinion, to present fairly, in accordance with GAAP as then in effect, the consolidated financial position of the REIT Guarantor and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments). Together with such financial statements, the Borrower and the REIT Guarantor shall deliver reports, in form and detail satisfactory to the Agent, setting forth (i) all capital expenditures made during the calendar quarter then ended; (ii) a description of all Properties acquired during such calendar quarter, including the Net Operating Income of each such Property, acquisition costs and related mortgage debt; (iii) a description of all Properties sold during the calendar quarter then ended, including the Net Operating Income from such Properties and the sales price; (iv) a statement of the Net Operating Income contribution by each Property for the preceding calendar quarter; and (v) a listing of summary information for all Unencumbered Assets including, without limitation, the Net Operating Income of each Property (not addressed in clause (ii) or (iii) above), square footage, property type, date acquired or built with respect to each Property included as an Unencumbered Asset in form and substance reasonably satisfactory to the Agent. At the time the financial statements are required to be furnished at the close of the second calendar quarter of the

REIT Guarantor, the Borrower shall furnish to the Agent pro forma quarterly financial information for the REIT Guarantor and its Subsidiaries for the next two (2) calendar quarters, including pro forma covenant calculations.
Section 8.2Year-End Statements.

As soon as available and in any event not later than the first to occur of (a) the date that is five (5) days following the filing of the REIT Guarantor’s 10-K Report with the Securities and Exchange Commission and (b) the date that is ninety (90) days after the end of each respective calendar year of the REIT Guarantor and its Subsidiaries, the audited consolidated balance sheet of the REIT Guarantor and its Subsidiaries as at the end of such calendar year and the related audited consolidated statements of income, shareholders’ equity and cash flows of the REIT Guarantor and its Subsidiaries for such calendar year, setting forth in comparative form the figures as at the end of and for the previous calendar year, all of which shall be certified by (i) a Responsible Officer of the REIT Guarantor, in his or her opinion, to present fairly, in accordance with GAAP as then in effect, the consolidated financial position of REIT Guarantor and its Subsidiaries as at the date thereof and the results of operations for such period, and (ii) independent certified public accountants of recognized national standing acceptable to the Agent, whose certificate shall be unqualified and in scope and substance satisfactory to the Agent and who shall have authorized the REIT Guarantor to deliver such financial statements and certification thereof to the Agent and the Lenders pursuant to this Agreement. Together with such financial statements, the REIT Guarantor shall deliver a written statement from such accountants to the effect that they have read a copy of this Agreement and the Guaranty, and that in making the examination necessary to such certification, they have obtained no knowledge of any Default of Event of Default, or if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to Agent or the Lenders should they fail to obtain knowledge of any Default or Event of Default. In addition, the REIT Guarantor shall deliver with such year-end statements the reports described in Section 8.1(i)-(iv) together with pro forma quarterly financial information for the REIT Guarantor and its Subsidiaries for the next four (4) calendar quarters, including pro forma covenant calculations, EBITDA, sources and uses of funds, capital expenditures, Net Operating Income for the Properties, and other income and expenses.
Section 8.3Compliance Certificate.

At the time financial statements are required to be furnished pursuant to Sections 8.1 and 8.2 and within ten (10) Business Days of the Agent’s request with respect to any other fiscal period, a certificate substantially in the form of Exhibit K (a “Compliance Certificate”) executed by a Responsible Officer of the REIT Guarantor: (a) setting forth in reasonable detail as at the end of such quarterly accounting period, calendar year, or other fiscal period, as the case may be, the calculations required to establish whether or not the Borrower and the REIT Guarantor are in compliance with the covenants contained in Section 9.1; and (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower and/or the REIT Guarantor with respect to such event, condition or failure. With each Compliance Certificate, Borrower shall also deliver a certificate (an “Unencumbered Asset Certificate”) executed by a Responsible Officer of the REIT Guarantor that: (i) sets forth a list of all Unencumbered Assets together with a calculation of the Unencumbered Asset Value; and (ii) certifies that (A) all Unencumbered Assets so listed fully qualify as such under the applicable criteria for inclusion as Unencumbered Assets, and (B) all acquisitions, dispositions or other removals of Unencumbered Assets completed during such quarterly accounting period, calendar year, or other fiscal period were permitted under this Agreement, and (C) the acquisition cost or principal balance of any Unencumbered Assets, as applicable, acquired during such period and any other information that Agent may reasonably require to determine the Unencumbered Asset Value of such Unencumbered Asset, and the Unencumbered Asset Value of any Unencumbered Assets removed during such period. In addition, with each such Compliance Certificate, the Borrower shall deliver the following information: (x) a development schedule of the announced development pipeline, including for each announced development project, the project name and location, the square footage to be developed, the expected construction start date, the expected date of delivery, the expected stabilization date and the total anticipated cost; and (y) a copy of all management reports, if any, submitted to the Borrower or the REIT Guarantor or its management by its independent public accountants.
Section 8.4Other Information.

(a)Securities Filings. Within five (5) Business Days of the filing thereof, written notice and a listing of all registration statements, reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Borrower, any other Obligor or any of their respective Subsidiaries shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(b)Shareholder Information. Promptly upon the mailing thereof to the shareholders of the REIT Guarantor, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Borrower, any other Obligor or any of their respective Subsidiaries, in each case to the extent not otherwise publicly available;

(c)ERISA. If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of a Responsible Officer of the REIT Guarantor setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(d)Litigation. To the extent the Borrower, any other Obligor or any of their respective Subsidiaries is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Borrower, any other Obligor, any of their respective Subsidiaries or any of their respective properties, assets or businesses which involve claims individually or in the aggregate in excess of $5,000,000, and prompt notice of the receipt of notice that any United States income tax returns of the Borrower, any other Obligor, or any of their respective Subsidiaries are being audited;

(e)Modification of Governing Documents. A copy of any amendment to a Governing Document of the Borrower or any other Obligor promptly upon, and in any event within fifteen (15) Business Days of, the effectiveness thereof;

(f)Change of Management or Financial Condition or Beneficial Ownership. Prompt notice of (i) any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any other Obligor, or any of their respective Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect, or any other event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect or (ii) any change in the information provided in any Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification;

(g)Default. Notice of the occurrence of any of the following promptly upon a Responsible Officer obtaining knowledge thereof: (i) any Default or Event of Default (which notice shall state that it is a “notice of default” for the purposes of Section 11.3 below) or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by the Borrower, any other Obligor, or any of their respective Subsidiaries under any (x) Indebtedness (other than Nonrecourse Indebtedness) of such Person individually or in the aggregate in excess of $10,000,000 or (y) Nonrecourse Indebtedness of such Person individually or in the aggregate in excess of $20,000,000, or (z) Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(h)Judgments. Prompt notice of any order, judgment or decree in excess of $10,000,000 (or, with respect to any Nonrecourse Indebtedness, $20,000,000) having been entered against the Borrower, any other Obligor, or any of their respective Subsidiaries or any of their respective properties or assets;

(i)Notice of Violations of Law. Prompt notice if the Borrower, any other Obligor, or any of their respective Subsidiaries shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which could reasonably be expected to have a Material Adverse Effect;

(j)Material Assets Sales. Prompt notice of the sale, transfer or other disposition of any material assets of the Borrower, any other Obligor, or any of their respective Subsidiaries to any Person other than the Borrower, any other Obligor, or any of their respective Subsidiaries;

(k)Material Contracts. Promptly upon (i) entering into any Material Contract after the Agreement Date, a copy to the Agent of such Material Contract, together with a copy of all related or ancillary documentation and (ii) the giving or receipt thereof by the Borrower, any other Obligor, or any of their respective Subsidiaries notice alleging that any party to any Material Contract is in default of its obligations thereunder; and

(l)Other Information. From time to time and promptly upon each request (i) such data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects or updated projections of the Borrower, or any other Obligor or any of their respective Subsidiaries as the Agent or any Lender may reasonably request and (ii) information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Section 8.5Additions and Substitutions to and Removals From Unencumbered Assets.

Following the Effective Date, the Borrower may include one or more new Properties as an Unencumbered Asset or voluntarily exclude any Property or Properties as an Unencumbered Asset (including as a result of any financing sale, transfer or other disposition of any Unencumbered Asset), in each case, so long as the Borrower will be in compliance with each of the covenants contained in Section 9.1 on a pro-forma basis based upon the most recent financial statements available under either Section 8.1 or 8.2 after giving effect to such addition or removal of Properties as Unencumbered Assets.
ARTICLE IX. NEGATIVE COVENANTS

For so long as this Agreement and the Commitments are in effect and any Obligations are outstanding, unless the Requisite Lenders (or, if required pursuant to Section 12.6, all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6, the REIT Guarantor or the Borrower, as applicable, shall comply with the following covenants:
Section 9.1Financial Covenants.

The Borrower shall not permit, on a consolidated basis in accordance with GAAP, tested as at the end of each fiscal quarter:
(a)the Secured Debt to Total Asset Value Ratio to exceed forty percent (40%);

(b)the Fixed Charge Coverage Ratio to be less than 1.50:1.00;

(c)the Debt to Total Asset Value Ratio to exceed sixty percent (60%); provided, however, that if such ratio is greater than 60% but is not greater than 65%, then such failure to comply with the foregoing covenant shall not constitute a Default or an Event of Default and the Borrower shall be deemed to be in compliance with this Section 9.1(c) so long as (1) the Borrower’s failure to comply with the foregoing covenant is in connection with a Material Acquisition, (2) such Material Acquisition is otherwise permitted hereunder, (3) such ratio does not exceed 60% for a period of more than four consecutive fiscal quarters and (4) such ratio has not exceeded 60% at any other time during the current fiscal year of the Borrower;

(d)the Unencumbered Interest Coverage Ratio to be less than 1.75:1.0; and

(e)the Unencumbered Leverage Ratio to exceed 60%; provided, however, that if such ratio is greater than 60% but is not greater than 65%, then such failure to comply with the foregoing covenant shall not constitute a Default or an Event of Default and the Borrower shall be deemed to be in compliance with this Section 9.1(e) so long as (1) the Borrower’s failure to comply with the foregoing covenant is in connection with a Material Acquisition, (2) such Material Acquisition is otherwise permitted under the Loan Documents, (3) such ratio does not exceed 60% for a period of more than four consecutive fiscal quarters and (4) such ratio has not exceeded 60% at any other time during the current fiscal year of the Borrower.

Section 9.2Indebtedness.

The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to, create, incur, assume, or permit or suffer to exist, or assume or guarantee, directly or indirectly, contingently or otherwise, or become or remain liable with respect to any Indebtedness other than the following:
(a)the Obligations;

(b)intercompany Indebtedness among the Borrower and its Wholly Owned Subsidiaries; provided, however, that the obligations of the Borrower and each Guarantor and Qualified Subsidiary that owns or leases an Unencumbered Asset in respect of such intercompany Indebtedness shall be subordinate to the Obligations;

(c)any other Indebtedness existing, created, incurred or assumed so long as immediately prior to the existence, creation, incurring or assumption thereof (other than with respect to any Indebtedness incurred for purposes of prepayment of other Indebtedness as permitted by the proviso in Section 9.12), and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

Section 9.3[Reserved]

Section 9.4[Reserved].

Section 9.5Liens; Negative Pledges; Other Matters.\

(a)The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of the Borrower or any other Obligor to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1; provided, however, that nothing contained in this Section 9.5 shall prohibit the refinancing of Secured Debt of the Borrower, any other Obligor or any of their respective Subsidiaries in the event an Event of Default is then in existence so long as such refinancing (i) is otherwise permitted under this Agreement and (ii) will not create any additional, or exacerbate any existing, Default or Event of Default.

(b)The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of the Borrower or any other Obligor to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge (i) contained in any agreement (A) evidencing Indebtedness which the Borrower or such Subsidiary or Obligor may create, incur, assume, or permit or suffer to exist under Section 9.2, (B) which Indebtedness is secured by a Lien permitted to exist pursuant to this Agreement, and (C) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into; (ii) contained in a Governing Document of a Non-Wholly Owned Subsidiary which requires consent to, or places limitations on, the imposition of Liens on such Subsidiary’s assets or properties; (iii) imposed by law or by this Agreement; (iv)  contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided such restrictions and conditions are customary and apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder; (v)  contained in leases which restrict the assignment thereof; or (vi) contained in any agreement that evidences unsecured Indebtedness permitted under this Agreement which contains restrictions on encumbering assets that are substantially similar to, and not more restrictive than, those restrictions contained in the Loan Documents.

(c)The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of the Borrower or any other Obligor to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction (other than pursuant to the Loan Documents) of any kind on (i) the ability of any Subsidiary of the Borrower to: (A) pay dividends or make any other distribution on any of such Person’s capital stock or other equity interests owned by the Borrower, any other Obligor, or any of their respective Subsidiaries, (B) pay any Indebtedness owed to the Borrower, any other Obligor, or any of their respective Subsidiaries, (C) make loans or advances to the Borrower, any other Obligor, or any of their respective Subsidiaries, or (D) transfer any of its property or assets to the Borrower, any Obligor, or any of their respective Subsidiaries, other than any such restrictions described in this subpart (i) which are contained in (x) agreements evidencing Secured Debt and which relate solely to the assets pledged as collateral security for such Secured Debt, (y) any Governing Document of a Non-Wholly Owned Subsidiary and which relate solely to such Subsidiary (other than any such Subsidiary that owns, in whole or in part, any Unencumbered Asset) or (z) contained in any agreement that evidences unsecured Indebtedness permitted under this Agreement which contains such restrictions that are substantially similar to, and not more restrictive than, those restrictions contained in the Loan Documents, or (ii) the ability of the Borrower or any other Obligor to amend this Agreement or pledge the Unencumbered Assets as security for the Obligations; provided that, for the avoidance of doubt, (A) the foregoing provisions of this Section 9.5(c)(i) shall not restrict the ability of Borrower or the REIT Guarantor to make any dividends or distributions (such restrictions being set forth in Section 9.6) and (B) the foregoing provisions of this Section 9.5(c)(i) shall not be deemed to conflict with Section 9.6 of this Agreement or any agreement that evidences unsecured Indebtedness permitted under this Agreement which contains restrictions on dividends or distributions by the Borrower or the REIT Guarantor that are substantially similar to, and not more restrictive than, those restrictions contained in this Agreement.

Section 9.6Restricted Payments.

If a Default or Event of Default shall have occurred and be continuing, then neither the Borrower nor the REIT Guarantor shall make any Restricted Payments to any Person whatsoever without the prior written consent of the Requisite Lenders other than cash distributions by the Borrower to its partners (and corresponding distributions by the REIT Guarantor to its shareholders) in a minimum amount required in order for the REIT Guarantor to maintain its status as a REIT, as set forth in a certification to Agent from a Responsible Officer of the REIT Guarantor.
Section 9.7Merger, Consolidation, Sales of Assets and Other Arrangements.

(a)The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to: (i) enter into any transaction of merger, consolidation, reorganization or other business combination or consummate a Division as the Dividing Person; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, whether now owned or hereafter acquired, or discontinue or eliminate any business line or segment (any such event described in clause (iii), a “Sale”); provided, however, that (A) a Person may merge with the Borrower or any of its Subsidiaries, so long as (i) such Person was organized under the laws of the United States of America or one of its states; (ii) if such merger involves the Borrower, the Borrower is the survivor of such merger; (iii) if such merger involves a Subsidiary of the Borrower that is a Guarantor, subject to Section 9.7(b)(ii), such Subsidiary is the survivor of such merger; (iv) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; (v) the Borrower shall have given the Agent and the Lenders at least ten (10) Business Days’ prior written notice of such merger (except that such prior notice shall not be required in the case of the merger of a Subsidiary of the Borrower with and into the Borrower); (vi) such merger is completed as a result of negotiations with the approval of the board of directors or similar body of such Person and is not a so called “hostile takeover”; and (vii) following such merger, the Borrower and its Subsidiaries will continue to be engaged solely in the business of the ownership, development, management and investment in real estate and (B) (1) any Subsidiary may liquidate or dissolve, consummate a Division as the Dividing Person, or sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, (2) any Subsidiary may liquidate or dissolve or merge into, consummate a Division as the Dividing Person, or sell, transfer, lease or otherwise dispose of its assets to, another Person if the Borrower determines in good faith that such liquidation or dissolution, merger, Division or disposition is in the best interests of the Borrower, is not materially disadvantageous to the Lenders, and does not result in a Default or an Event of Default hereunder and (3) the Borrower or any Subsidiary may sell, transfer, lease or otherwise dispose of any Subsidiary in connection with any disposition of assets that is permitted by this Agreement.

(b)The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to, sell, dispose of or transfer any Property or other assets if a Default or an Event of Default has occurred and is continuing, or would occur as a result of such transaction.

Section 9.8Fiscal Year.

Neither the Borrower nor the REIT Guarantor shall change its fiscal year from that in effect as of the Agreement Date without the Agent’s prior written consent.
Section 9.9Modifications to Certain Agreements.

The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of the Borrower or any other Obligor to, enter into any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect without the Agent’s prior written consent.
Section 9.10Transactions with Affiliates.

The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of the Borrower or any other Obligor to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any Subsidiary of the Borrower), except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.
Section 9.11ERISA Exemptions.

The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of the Borrower or any other Obligor to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.
Section 9.12Restriction on Prepayment of Subordinate Indebtedness.

Without the prior written consent of the Agent, neither the Borrower, any other Obligor, nor any Subsidiary of the Borrower or any other Obligor shall prepay, redeem or purchase the principal amount, in whole or in part, of any Indebtedness that is subordinate to the Obligations after the occurrence of any Event of Default; provided, however, that this Section 9.12 shall not prohibit the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of this Agreement.
Section 9.13Modifications to Governing Documents.

The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of the Borrower or any other Obligor to enter into any amendment or modification of any Governing Document of the Borrower, such Subsidiary, or such Obligor which would have a Material Adverse Effect without the Agent’s prior written consent.
ARTICLE X. DEFAULT

Section 10.1Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:
(a)Default in Payment of Principal. The Borrower shall fail to pay when due (whether at maturity, by reason of acceleration or otherwise) the principal of any of the Loans, or any Reimbursement Obligation.

(b)Default in Payment of Interest and Other Obligations. The Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Obligor shall fail to pay when due any payment Obligation owing by such other Obligor under any Loan Document to which it is a party, and such failure shall continue for a period of three (3) Business Days from the date such payment was due.

(c)Default in Performance. (i) The Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in Section 7.1 (with respect to the existence of the REIT Guarantor and the Borrower), 7.8, 7.12, 7.13 or 8.3 or in Article IX, or (ii) the Borrower or any other Obligor shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and such failure under this Section 10.1(c)(ii) shall continue for a period of thirty (30) days after the date upon which the Borrower has received written notice of such failure from the Agent.

(d)Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of the Borrower or any other Obligor under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of the Borrower or any other Obligor to the Agent or any Lender, shall at any time prove to have been incorrect or misleading (and without regard to any qualifications limiting such representations to knowledge or belief), in light of the circumstances in which made or deemed made, in any material respect (or, in the case of any representation, warranty or statement qualified by materiality, in any respect) when furnished or made or deemed made.

(e)Indebtedness Cross-Default.
(i)The Borrower, any other Obligor, or any of their respective Subsidiaries shall fail to pay when due and payable, the principal of, or interest on, any Indebtedness or obligations under Derivative Contracts (other than (A) the Obligations and (B) Nonrecourse Indebtedness) having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, the marked to market value of such Derivative Contract if the Borrower is out of the money) greater than or equal to $50,000,000 (all such Indebtedness or obligations under Derivative Contracts being “Material Indebtedness”); or

(ii)(x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid, redeemed, defeased or repurchased prior to the stated maturity thereof (which for the purposes hereof shall include any termination event or other event resulting in the settling of payments due under a Derivative Contract); or

(iii)Any other event shall have occurred and be continuing which would permit any holder or holders of Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity (which for the purposes hereof shall include any termination event or other event resulting in the settling of payments due under a Derivative Contract).

(f)Voluntary Bankruptcy Proceeding. The Borrower, any other Obligor, or any of their respective Subsidiaries shall: (i) commence a voluntary case under the Bankruptcy Code, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding‑up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing; provided, however, that the events described in this Section 10.1(f) as to any Subsidiary of any Obligor that is not also an Obligor shall not constitute an Event of Default unless more than $50,000,000 of the Total Asset Value is attributable to (x) such Subsidiary(ies) and (y) any other Subsidiary(ies) which is/are the subject of an Event of Default under Section 10.1(g).

(g)Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against Borrower, any other Obligor or any of their respective Subsidiaries in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against such Person (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered; provided, however, that the events described in this Section 10.1(g) as to any Subsidiary of any Obligor that is not also an Obligor shall not constitute an Event of Default unless more than $50,000,000 of the Total Asset Value is attributable to (x) such Subsidiary(ies) and (y) any other Subsidiary(ies) which is/are the subject of an Event of Default under Section 10.1(f).

(h)Litigation; Enforceability. The Borrower or any other Obligor shall disavow, revoke or terminate (or attempt to disavow, revoke or terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any Note or any other Loan Document, or this Agreement, any Note, the Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(i)Judgment. A judgment or order for the payment of money or for an injunction shall be entered against the Borrower, any other Obligor, or any of their respective Subsidiaries by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings, and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such outstanding judgments or orders entered against the Borrower, such other Obligor or such Subsidiary, $50,000,000 (excluding any judgment or order with respect to any Nonrecourse Indebtedness), or (B) in the case of an injunction or other non-monetary judgment, such judgment could reasonably be expected to have a Material Adverse Effect.

(j)Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any other Obligor, or any of their respective Subsidiaries which exceeds, individually or together with all other such warrants, writs, executions and processes for the Borrower, such Obligor or such Subsidiary, $50,000,000, and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of thirty (30) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Obligor.

(k)ERISA. Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $50,000,000.

(l)Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(m)Change of Control. A Change of Control shall occur.

Section 10.2Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:
(a)Acceleration; Termination of Facilities.

(i)Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1(f) or 10.1(g) with respect to the Borrower, (A)(i) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (ii) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default, and (iii) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders, the Issuing Banks and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower, (B) all of the Commitments, the obligation of the Lenders to make Loans, and the obligation of the Issuing Banks to issue Letters of Credit hereunder, shall all immediately and automatically terminate and (C) the Borrower shall be obligated to deposit cash collateral into the Collateral Account in accordance with Section 10.4 in an amount equal to the aggregate LC Exposure as of such date plus any accrued and unpaid interest thereon, which deposit shall be due and payable immediately and without demand or notice of any kind.

(ii)Optional. If any other Event of Default shall have occurred and be continuing, the Agent shall, at the direction of the Requisite Lenders: (A) declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such other Event of Default, and

(3) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, (B) terminate the Commitments and the obligation of the Lenders to make Loans hereunder and the obligation of the Issuing Banks to issue Letters of Credit hereunder and (C) demand the deposit of cash collateral to the Collateral Account in accordance with Section 10.4 in an amount equal to the aggregate LC Exposure as of such date plus any accrued and unpaid interest thereon.

(b)Loan Documents. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)Applicable Law. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d)Appointment of Receiver. To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower, the other Obligors and their respective Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Borrower, the other Obligors and their respective Subsidiaries and to exercise such power as the court shall confer upon such receiver.

Section 10.3Allocation of Proceeds.

If an Event of Default shall have occurred and be continuing and maturity of any of the Obligations has been accelerated, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:
(a)amounts due to the Agent and the Lenders in respect of fees and expenses due under Sections 3.6 and 12.2;

(b)payments of interest on all other Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders, pro rata among the Lenders based upon the aggregate outstanding Loans and Reimbursement Obligations (and as to the Loans, first to Base Rate Loans and LIBOR Daily Loans and then to LIBOR Rate Loans);

(c)payments of principal of all other Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders, pro rata among the Lenders based upon the aggregate outstanding Loans and Reimbursement Obligations (and as to the Loans, first to Base Rate Loans and LIBOR Daily Loans and then to LIBOR Rate Loans);

(d)amounts to be deposited into the Collateral Account in respect of Letters of Credit (to be applied as provided in Section 10.4);

(e)amounts due the Agent and the Lenders pursuant to Sections 11.7 and 12.9;

(f)payments of all other amounts due and owing by the Borrower under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders and Agent; and

(g)any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 10.4Collateral Account.

(a)As collateral security for the prompt payment in full when due of all LC Exposure and the other Obligations, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Revolving Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Reimbursement Obligations until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Section and in Section 2.12. Amounts shall be deposited into the Collateral Account as provided in Sections 2.3(j), 2.7(b), 2.12 and 3.11.

(b)Amounts on deposit in the Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its sole discretion. All such deposits, investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent. The Borrower irrevocably authorizes Agent to exercise any and all rights of the Borrower in respect of the Collateral Account and to give all instructions, directions and entitlement orders in respect thereof as Agent shall deem necessary or desirable. Agent is authorized by the Borrower to file such financing statements as Agent may deem necessary in connection with the perfection of the security interests in the Collateral Account. The Borrower agrees to do such further acts and things, and to execute and deliver such additional documents as Agent may reasonably request at any time in connection with the administration or enforcement of its rights with respect to the Collateral Account. For the purposes of the Uniform Commercial Code, New York shall be deemed to be the location and jurisdiction of Agent, the Collateral Account and any securities entitlements relating thereto. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.

(c)If an Event of Default shall have occurred and be continuing, the Requisite Facility Lenders under the Revolving Facility may, in their discretion, at any time and from time to time, instruct the Agent to liquidate any such investments and reinvestments and credit the proceeds thereof to the Collateral Account and apply or cause to be applied such proceeds and any other balances in the Collateral Account for the ratable benefit of the Revolving Lenders to the payment of any of the LC Exposure due and payable.

(d)If (i) no Default or Event of Default has occurred and is continuing and (ii) all of the LC Exposure has been paid in full, the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate amount of LC Exposure at such time.

(e)The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account and investments and reinvestments of funds therein.

Section 10.5Performance by Agent.

If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post‑Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.
Section 10.6Rights Cumulative.

The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
ARTICLE XI. THE AGENT

Section 11.1Authorization and Action.

Each Lender hereby appoints and authorizes the Agent to take such action as agent on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein (including the use of the term “Agent”) shall be construed to deem the Agent a trustee or fiduciary for any Lender nor to impose on the Agent duties or obligations other than those expressly provided for herein. At the request of a Lender, the Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents. The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by the Borrower, any Obligor or any other Affiliate of the Borrower or any Obligor, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have so directed the Agent to exercise such right or remedy. The Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agent. The Borrower may rely on written amendments or waivers executed by Agent or acts taken by Agent as being authorized by the Lenders or the Requisite Lenders, as applicable, to the extent Agent does not advise Borrower that it has not obtained such authorization from the Lenders or the Requisite Lenders, as applicable. With the exception of the foregoing sentence and Section 11.8, the provisions of this Article XI are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have any rights as a third-party beneficiary of any of such provisions.
Section 11.2Agent’s Reliance, Etc.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such collateral; (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties; and (g) except as expressly set forth in this Agreement, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, the REIT Guarantor or any of their respective Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity.
Section 11.3Notice of Defaults.

The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default.” Further, if the Agent receives such a “notice of default”, the Agent shall give prompt notice thereof to the Lenders.
Section 11.4JPMorgan Chase Bank, N.A. as Lender.

JPMCB, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include JPMCB in each case in its individual capacity. JPMCB and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, the Borrower, any other Obligor or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders.
Section 11.5[Reserved].

Section 11.6Lender Credit Decision, Etc.

Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrower, any other Obligor, any of their respective Subsidiaries or any other Person to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any such representation or warranty by the Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Borrower, the other Obligors, and their respective Subsidiaries, or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the Obligors, their respective Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transaction contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Obligor, any of their respective Subsidiaries or any other Affiliate thereof which may come into possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.
Section 11.7Indemnification of Agent.

Each Lender agrees to indemnify the Agent and its Related Parties (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Prorata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively,

“Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the following, in each case as determined by a court of competent jurisdiction in a final and non-appealable decision: (a) the Agent’s gross negligence or willful misconduct or (b) the Agent’s failure to follow the written direction of the Requisite Lenders unless such failure is pursuant to the reasonable advice of counsel of which the Lenders have received notice. Without limiting the generality of the foregoing but subject to the preceding provision, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees of the counsel(s) of the Agent’s own choosing) incurred by the Agent in connection with the preparation, negotiation, execution, administration or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.
Section 11.8Successor Agent.

(a)The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. The Agent may be removed as Agent under the Loan Documents by the Requisite Lenders (other than the Lender then acting as Agent) as a result of (i) its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) it being a Defaulting Lender or meeting the criteria of a Defaulting Lender, in each case under clauses (a) through (c) of the definition thereof or under clause (d) of the definition thereof solely as a result of it (and not its Lender Parent) becoming the subject of a Bankruptcy Event or a Bail-In Action. Any such removal or resignation may, at the Agent’s option, also constitute its resignation as an Issuing Bank. Upon any such resignation or removal, the Requisite Lenders (other than the Lender then acting as Agent, in the case of the removal of the Agent under the immediately preceding sentence) shall have the right to appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $5,000,000,000, which appointment shall, provided no Default or Event of Default shall have occurred and be continuing, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender (and its affiliates) holding at least ten percent (10%) of the outstanding principal amount of Loans and unused Commitments (calculated at the time Agent gives notice of its resignation) as a successor Agent). If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the resigning Agent’s giving of notice of resignation or the Lenders’ removal of the resigning Agent, then the resigning or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $5,000,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents as Agent. After any Agent’s resignation or removal hereunder as Agent, the provisions of this Article XI, Sections 12.2 and 12.9 and all other provisions of this Agreement shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

(b)Notwithstanding paragraph (a) of this Section, in the event no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) the Requisite Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Agent for the account of any Person other than the Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Agent shall directly be given or made to each Lender and each Issuing Bank.

Section 11.9Titled Agents.

Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligations hereunder, including, without limitation, for servicing enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles of “Lead Arranger and Bookrunner”, “Documentation Agent” and “Syndication Agent” are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, the Borrower or any Lender and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.
Section 11.10Other Loans by Lenders to Obligors.

The Lenders agree that one or more of them may now or hereafter have other loans to and derivative contracts and/or business arrangements with one or more of the Obligors which are not subject to this Agreement. The Lenders agree that the Lender(s) which may have such other loan(s) to the Obligors may collect payments on such loan(s) and may secure such loan(s) (so long as such loan does not itself expressly violate this Agreement). Further, the Lenders agree that the Lender(s) which may have such other loan(s) to the Obligors shall have no obligation to attempt to collect payments under the Loans or Reimbursement Obligations in preference and priority over the collection and/or enforcement of such other loan(s).
Section 11.11Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Agent and each Joint Lead Arranger and not, for the avoidance of doubt, to or for the benefit of the REIT Guarantor, the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Agent and each Joint Lead Arranger and not, for the avoidance of doubt, to or for the benefit of the REIT Guarantor, the Borrower or any other Loan Party, that none of the Agent or any Joint Lead Arranger, or any of their Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

ARTICLE XII. MISCELLANEOUS

Section 12.1Notices.

Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered by hand or by nationally-recognized overnight courier as follows:
If to the Borrower:
Columbia Property Trust Operating Partnership, L.P.
1170 Peachtree Street NE, Suite 600
Atlanta Georgia 30309
Attention: Chief Financial Officer
Telecopy Number:    (404) 465-2201
Telephone Number:    (404) 465-2126

With a copy to:
King & Spalding LLP
1180 Peachtree Street, NE
Atlanta, GA 30309
Attention: J. Craig Lee
Telecopy Number:    (404) 572-4600
Telephone Number:    (404) 572-2881
If to the Agent or to JPMorgan Chase Bank, N.A., as an Issuing Bank:
JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road, 3rd Floor
Newark, DE 19713-2107
Attention: Loan and Agency Services Group
Telecopy Number:    (302) 634-4733

With a copy to:
JPMorgan Chase Bank, N.A.
383 Madison Avenue, 24th Floor
New York, New York 10179

Attention: Sangeeta Mahadevan
Telecopy Number:    (212) 270-2157
Telephone Number:    (212) 834-7029
And with a copy to:
Morgan, Lewis & Bockius LLP
One Federal Street
Boston, Massachusetts 02110-1726
Attention: Stephen M. Miklus
Telecopy Number:    (617) 428-6387
Telephone Number:    (617) 951-8364
If to another Issuing Bank:
U.S. Bank National Association
1650 Tysons Blvd., Suite 250
McLean, Virginia 22102
Attn: Dyana Gums
Email: dyana.gums@usbank.com
Telephone Number:    (703) 442-5489

With a copy to:

U.S. Bank National Association
1100 Abernathy Road, Suite 1250; Bldg. 500
Atlanta, Georgia 30328
Attn: Lori Jensen
Email: lori.jensen@usbank.com
Telephone Number:    (770) 512-3118

If to a Lender:
To such Lender’s address or telecopy number, as applicable, set forth on its signature page hereto (or, if not set forth thereon, as specified in its Administrative Questionnaire provided to the Agent) or in the applicable Assignment and Acceptance Agreement.
or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications to the Agent or any Lender under Article II shall be effective only when actually received. Neither the Agent nor any Lender shall incur any liability to the Borrower (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.
Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
The Borrower agrees that the Agent may, but shall not be obligated to, make Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
Although the Electronic System and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Electronic System is secured through a per-deal authorization method whereby each user may access the Electronic System only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Electronic System, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Electronic System and understands and assumes the risks of such distribution.
Any Electronic System used by the Agent and the Communications are provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications or the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications and such Electronic System. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the

Communications or any Electronic System. In no event shall the Agent, any Joint Lead Arranger or any of their Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Obligors, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Agent’s transmission of communications through an Electronic System other than as a result of willful misconduct or gross negligence by such Person as determined by a final, non-appealable order of a court of competent jurisdiction. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any other Obligor pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Electronic System shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Electronic System in accordance with the Agent’s generally applicable document retention procedures and policies.
Nothing herein shall prejudice the right of the Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Section 12.2Expenses.

The Borrower agrees (a) to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, execution, administration and interpretation of, and any amendment, supplement or modification to, or waiver of, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Agent (such expenses to include ongoing charges for Intralinks, SyndTrak Online or any similar system), (b) to pay or reimburse the Joint Lead Arrangers for their reasonable out-of-pocket costs and expenses incurred in connection with the initial syndication of the Loans by them, (c) to pay or reimburse each Issuing Bank for all reasonable out-of-pocket expenses incurred by such Issuing Bank in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder, (d) to pay or reimburse the Agent and the Lenders for all their costs and expenses incurred in connection with the enforcement or preservation of any rights or any “work-out” under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (e) to pay, and indemnify and hold harmless the Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document, and (f) to the extent not already covered by any of the preceding subsections, to pay or reimburse the Agent and the Lenders for all their costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Sections 10.1(f) or 10.1(g), including the reasonable fees and disbursements of counsel to the Agent and any Lender, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Agent and/or the Lenders may pay such amounts on behalf of the Borrower and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder.
Section 12.3Setoff.

Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent and each Lender and Participant is hereby authorized by the Borrower, at any time or from time to time during the continuance of an Event of Default, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender and Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender or Participant or any affiliate of the Agent or such Lender or Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2, and although such obligations shall be contingent or unmatured. Promptly following any such set-off the Agent shall notify the Borrower thereof and of the application of such set-off, provided that the failure to give such notice shall not invalidate such set-off. The foregoing shall not apply to any account governed by a written agreement containing express waivers by the Agent or any Lender with respect to rights of setoff.
Section 12.4Governing Law; Litigation; Jurisdiction; Other Matters; Waivers.

(a)THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT ENTERED INTO PURSUANT TO THE LAWS OF THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (OTHER THAN THOSE CONFLICT OF LAW PROVISIONS THAT WOULD DEFER TO THE SUBSTANTIVE LAWS OF ANOTHER JURISDICTION). WITHOUT IN ANY WAY

LIMITING THE PRECEDING CHOICE OF LAW, THE PARTIES ELECT TO BE GOVERNED BY NEW YORK LAW IN ACCORDANCE WITH, AND ARE RELYING (AT LEAST IN PART) ON, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

(b)WITH RESPECT TO ANY CLAIM OR ACTION ARISING HEREUNDER OR UNDER THIS AGREEMENT, THE NOTES, OR THE OTHER LOAN DOCUMENTS, BORROWER (A) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF the United States District Court for the Southern District of New York SITTING IN THE BOROUGH OF MANHATTAN (or, if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in THE Borough of Manhattan), AND APPELLATE COURTS FROM ANY THEREOF, AND (B) IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING ON VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS BROUGHT IN ANY SUCH COURT, IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS WILL BE DEEMED TO PRECLUDE LENDER FROM BRINGING AN ACTION OR PROCEEDING WITH RESPECT HERETO IN ANY OTHER JURISDICTION. WITHOUT IN ANY WAY LIMITING THE PRECEDING CONSENTS TO JURISDICTION AND VENUE, THE PARTIES AGREE TO SUBMIT TO THE JURISDICTION OF SUCH NEW YORK COURTS IN ACCORDANCE WITH SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK OR ANY CORRESPONDING OR SUCCEEDING PROVISIONS THEREOF.

(c)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(d)WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.5Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void and (ii) no Lender may assign or otherwise transfer its rights or obligations under this Agreement except in accordance with this Section 12.5. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Banks that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Any Lender may make, carry or transfer Loans at, to or for the account of any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrower.

(c)Except as set forth in Section 12.5(h), any Lender may at any time grant to one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitment or the Obligations owing to such Lender; provided, however, (i) any such participating interest must be for a constant and not a varying percentage interest, (ii) no Lender may grant a participating interest in its Commitment, or if the Commitments have been terminated, the aggregate outstanding principal balance of Loans held by it, in an amount less than $5,000,000 and (iii) after giving effect to any such participation by a Lender, the amount of its Commitment or if the Commitments have been terminated, the aggregate outstanding principal balance of Loans held by it, in which it has not granted any participating interests must be equal to $5,000,000 and integral multiples of $1,000,000 in excess thereof. No Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release all or substantially all of the Guarantors (except as otherwise permitted under Section 7.12(b)). An assignment or other transfer which is not permitted by Section 12.5(d) or (e) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (c). The selling Lender shall notify the Agent and the Borrower of the sale of any participation hereunder. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.12, 4.1 and 4.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (d) of this Section; provided that (a) a Participant shall not be entitled to receive any greater payment under Sections 3.12 and 4.1 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent and (b) a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Agent, to comply with Section 3.12(f) as though it were a Lender. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 12.3 as though it were a Lender, provided such Participant agrees to be subject to Section 3.3 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitment, Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(d)Except as set forth in Section 12.5(h), any Lender may with the prior written consent of the Agent and the Issuing Banks (which consent shall not be unreasonably withheld or delayed), assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its Commitment and its other rights and obligations under this Agreement and the Loans; provided, however, (i) no such consent by (x) the Agent shall be required in the case of (1) any assignment of the Revolving Facility to another Lender or any Affiliate of such Lender or of another Lender unless such Lender is a Defaulting Lender or (2) any assignment of the Term Facility to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender and (y) by any Issuing Bank shall be required in the case of any assignment of the Term Facility; (ii) (A) any partial assignment under the Revolving Facility shall be in an amount at least equal to $5,000,000 and integral multiples of $1,000,000 in excess thereof and after giving effect to such partial assignment the assigning Lender retains a portion of the Revolving Commitment so assigned, or if any of the Revolving Commitments have been terminated, holds Revolving Loans having an aggregate outstanding principal balance, of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof and (B) any partial assignment under the Term Facility shall be in an amount at least equal to $1,000,000 and integral multiples of $1,000,000 in excess thereof and after giving effect to such partial assignment the assigning Lender holds Term Loans having an aggregate outstanding principal balance of at least $1,000,000 and integral multiples of $1,000,000 in excess thereof (provided, however, the conditions set forth in this subsection (ii)

shall not apply to any full assignment by any Lender of its Commitment); and (iii) each such assignment shall be effected by means of an Assignment and Acceptance Agreement. Subject to acceptance and recording thereof in the Register, upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement as of the effective date of the Assignment and Acceptance Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (d), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate, and any other documents reasonably required by a Lender in connection with such assignment shall be executed by the Borrower. In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500.

(e)The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of Loans owing to, each Lender from time to time (the “Register”). The Agent shall give each Lender and the Borrower notice of the assignment by any Lender of its rights as contemplated by this Section. The Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance Agreement shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice to the Agent. Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Lender, together with each Note subject to such assignment, the Agent shall, if such Assignment and Acceptance Agreement has been completed and if the Agent receives the processing and recording fee described in Section 12.5(d) above, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(f)In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Lender may assign and pledge all or any portion of its Loans and its Notes to secure obligations of such Lender, including any pledge to a Federal Reserve Bank or any other central reserve bank having jurisdiction over such Lender. No such assignment shall release the assigning Lender from its obligations hereunder.

(g)A Lender may furnish any information concerning the Borrower, any other Obligor or any of their respective Subsidiaries or Affiliates in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to compliance with Section 12.8.

(h)Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to (i) the Borrower, any other Obligor or any of their respective Affiliates or Subsidiaries, (ii) a Defaulting Lender or (iii) a natural person.

(i)Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

Section 12.6Amendments.

Subject to Section 4.2(b) and the last paragraph of this Section 12.6 and except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower or any other Obligor or any of their respective Subsidiaries of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of the Borrower).
Notwithstanding the foregoing, no amendment, waiver or consent shall do any of the following: (i) increase or extend the Commitments (or any component thereof) of any of Lenders (except as contemplated by Section 2.14) without the written consent of each Lender affected thereby; (ii) reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Loans or Fees or other Obligations without the written consent of each Lender affected thereby; (iii) reduce the amount of any Fees payable hereunder without the written consent of each Lender affected thereby; (iv) except as provided in Section 2.16, postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other Obligations, or, except as provided in Section  2.3, extend the expiration date of any Letter of Credit beyond the Revolving Termination Date without the written consent of each Lender affected thereby; (v) (A) change the Revolving Commitment Percentages or Term Commitment Percentages or Prorata Share (or any component thereof) (except as a result of any increase or decrease in the aggregate amount of the Commitments contemplated by Section 2.14 or Section 4.5 or as a result of any reallocation contemplated by Section 3.11) without the written consent of each Lender affected thereby or (B) amend or otherwise modify the provisions of Section 3.2(a) or Section 10.3 without the written consent of each Lender affected thereby; (vi)  modify the definition of the term “Requisite Lenders” or “Requisite Facility Lenders”, modify in any other manner the number or percentage of the Lenders (including all of the Lenders) required to make any determinations or waive any rights hereunder or to modify any provision hereof, including without limitation, any modification of this Section 12.6 if such modification would have such effect without the written consent of each Lender; (vii) release any Guarantor from its obligations under the Guaranty (except as otherwise permitted under Section 7.12(b)) without the written consent of each Lender or (viii) waive any conditions precedent under Section 5.2 with respect to a Loan to be made under a Facility without the written consent of the Required Facility Lenders under such Facility. Further, no amendment, waiver or consent unless in writing and signed by the Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents.
Any amendment, waiver or consent relating to Section 2.3, Section 3.11 or the obligations or rights of any Issuing Bank under this Agreement or any other Loan Documents shall, in addition to the Lenders required hereinabove to take such action, require the written consent of such Issuing Bank. Any amendment, waiver or consent that affects only the rights and duties of the Lenders under a specific Facility or that adversely affects the rights and duties of the Lenders under a specific Facility in a manner different than such amendment, waiver or consent affects the rights and duties of the Lenders under the other Facility shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Requisite Facility Lenders for such Facility.
No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
If the Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement. The Agent shall promptly provide a copy of such amendment to the Lenders.
Section 12.7No Advisory or Fiduciary Responsibility.

In connection with all aspects of this Agreement and the other Loan Documents (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent, the Joint Lead Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agent, the Joint Lead Arrangers, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent, each Joint Lead Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Agent, any Joint Lead Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agent, any Joint Lead Arranger, nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. The Borrower agrees that it will not assert any claim against the Agent, the Joint Lead Arrangers or the Lenders based on an alleged breach of fiduciary duty by such Person in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby.
The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each of the Agent, the Joint Lead Arrangers and the Lenders (each, a “Credit Party”), together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.
Section 12.8Confidentiality.

(a)Each of the Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) on a confidential basis to any rating agency in connection with rating the Borrower or the loans under this Agreement, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower; provided that the source of such information was not known by the Agent, any Issuing Bank or any Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to market data collectors and data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to service providers to the Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

(b)EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 12.9Indemnification.

(a)Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, each of the Lenders, and each Related Party of the foregoing Persons (each referred to herein as an “Indemnified Party”) from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.12 or 4.1 or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any loss, liability, suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower, the other Obligors, or their respective Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower, the other Obligors and their respective Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents; or (ix) any violation or non-compliance by the Borrower, any other Obligor, or any of their respective Subsidiaries of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower, the Obligors or their respective Subsidiaries (or their respective properties) (or the Agent and/or the Lenders as successors to the Borrower, any other Obligor or their respective Subsidiaries) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party (x) for any acts or omissions of such Indemnified Party that constitute gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable decision, or (y) in connection with any losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses arising out of any action, claim, arbitration, investigation or settlement, consent decree or other proceeding brought by any Indemnified Party against any other Indemnified Party in connection with, arising out of, or by reason of this Agreement or any other Loan Document or the transactions contemplated thereby or the making of any Loans or issuance of Letters of Credit hereunder (but not arising as a result of any act or omission by the Borrower or any Guarantor). In addition, the foregoing indemnification in favor of any director, officer, shareholder, agent, employee or counsel of the Agent, any affiliate of the Agent or any Lender shall be solely in their respective capacities as such director, officer, shareholder, agent, employee, or counsel. Borrower shall not be liable for payment of any settlement of any Indemnity Proceeding effected without Borrower’s written consent, but if the same is settled with such consent, Borrower agrees that such settlement is covered by the foregoing indemnity.

(b)The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all reasonable costs and expenses of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower, any other Obligor, or any of their respective Subsidiaries, any shareholder, partner or other equity holder of the Borrower, any other Obligor or any of their respective Subsidiaries (whether such shareholder(s) or such other Persons are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of such Person), any account debtor of the Borrower, any other Obligor, or any of their respective Subsidiaries or by any Governmental Authority.

(c)This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against Borrower and/or an Obligor or any of their respective Subsidiaries.

(d)All out-of-pocket fees and expenses of, and all amounts paid to third‑persons by, an Indemnified Party with respect to an Indemnified Proceeding shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e)An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnified Proceeding covered by this Section and, as provided above, all reasonable costs and expenses incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnified Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party.

(f)If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g)The Borrower’s obligations hereunder shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 12.10Termination; Survival

At such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated, (c) none of the Lenders nor any Issuing Bank is obligated any longer under this Agreement to make any Loans or issue Letters of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Agent and the Lenders are entitled under the provisions of Sections 3.12, 4.1, 4.4, 11.7, 12.2 and 12.9 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4, shall continue in full force and effect and shall protect the Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.
Section 12.11Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 12.12[Intentionally Omitted].

Section 12.13Counterparts; Electronic Execution.

This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Agent to accept electronic signatures in any form or format without its prior written consent.
Section 12.14Obligations with Respect to Obligors and Subsidiaries.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Obligors and the Subsidiaries of the Borrower and the other Obligors as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Obligors or Subsidiaries.
Section 12.15Limitation of Liability.

Neither the Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby. No Indemnified Party referred to in Section 12.9 above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby unless such damages are the result of gross negligence or willful misconduct of such Indemnified Party as determined by a court of competent jurisdiction in a final non-appealable decision.
Section 12.16Entire Agreement.

This Agreement, the Notes, and the other Loan Documents referred to herein and any separate letter agreements with respect to fees embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.
Section 12.17Construction.

The Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, the Borrower and each Lender.
Section 12.18Time of the Essence.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower under this Agreement and the other Loan Documents.

Section 12.19Patriot Act.

Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the Guarantors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each of the Guarantors, which information includes the name and address of the Borrowers and each of the Guarantors and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower and each of the Guarantors in accordance with the Patriot Act.
Section 12.20Transitional Arrangements.

(a)Existing Credit Agreement Superseded. This Agreement shall supersede the Existing Credit Agreement in its entirety, except as provided in this Section 12.20 and Section 2.3(a). On the Effective Date, the rights and obligations of the parties under the Existing Credit Agreement and the “Notes” defined therein shall be subsumed within and be governed by this Agreement and the Notes; provided however, that (x) any of the “Loans” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall, for purposes of this Agreement, be Loans hereunder (y) this Agreement shall not in any way release or impair the rights, duties or obligations created pursuant to the Existing Credit Agreement or any other Loan Document or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Effective Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties and obligations are assumed, ratified and affirmed by the Borrower; and (z) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders or the Agent under the Existing Credit Agreement, or constitute a waiver of any covenant, agreement or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby. The Revolving Lenders’ interests in the Revolving Loans and participations in the Letters of Credit shall be reallocated and continued in a “cashless roll” transaction on the Effective Date in accordance with each Lender’s applicable Revolving Commitment Percentage, and the Revolving Lenders shall make such purchases of Revolving Loans from each other as necessary to effect such reallocation. The Lenders’ interests in the Term Loans shall be reallocated and continued in a “cashless roll” transaction on the Effective Date in accordance with each Lender’s applicable Term Commitment Percentage, and the Term Lenders shall make such purchases of Term Loans from each other as necessary to effect such reallocation. On the Effective Date, (A) the loan commitments of each Lender that is a party to the Existing Credit Agreement but is not a party to this Agreement (an “Exiting Lender”) will be terminated, all outstanding obligations owing to the Exiting Lenders on the Effective Date will be repaid in full, and each Exiting Lender will cease to be a Lender under this Agreement, (B) each Person listed on Schedule IA attached to this Agreement shall be a Lender under this Agreement with the applicable Commitments set forth opposite its name on such Schedule IA and (C) each Person listed on Schedule IB attached to this Agreement shall be an Issuing Bank under this Agreement with the Letter of Credit Commitment set forth opposite its name on such Schedule IB.

(b)Return and Cancellation of Notes. Upon its receipt of the Notes to be delivered hereunder on the Effective Date, each Lender will promptly return to the Borrower, marked “Cancelled” or “Replaced”, the notes of the Borrower held by such Lender pursuant to the Existing Credit Agreement.

(c)Interest and Fees Under Existing Credit Agreement. All interest and all facility and other fees and expenses owing or accruing under or in respect of the Existing Credit Agreement shall be calculated as of the Effective Date (prorated in the case of any fractional periods), and shall be paid on the Effective Date in accordance with the method specified in the Existing Credit Agreement, as if the Existing Credit Agreement were still in effect.

Section 12.21Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized officers all as of the date and year first above written.

COLUMBIA PROPERTY TRUST OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	Columbia Property Trust, Inc., its sole General Partner

By:	/s/ James A. Fleming
Name: James A. Fleming
Title: EVP & Chief Financial Officer

[Signature Page to Columbia A&R RC & TL Agreement]

JPMORGAN CHASE BANK, N.A., LENDER, ISSUING BANK, AND ADMINSTRATIVE AGENT

By:	/s/ Sangeeta Mahadevan
Name: Sangeeta Mahadevan
Title: Executive Director

[Signature Page to Columbia A&R RC & TL Agreement]

PNC BANK, NATIONAL ASSOCIATION, AS A LENDER AND ISSUING BANK

By:	/s/ Timothy M. Brown
Name: Timothy M. Brown
Title: Senior Vice President

[Signature Page to Columbia A&R RC & TL Agreement]

REGIONS BANK, AS A LENDER

By:	/s/ Paul E. Burgan
Name: Paul E. Burgan
Title: Vice President

[Signature Page to Columbia A&R RC & TL Agreement]

U.S. BANK NATIONAL ASSOCIATION, AS A LENDER AND ISSUING BANK

By:	/s/ Lori Y. Jensen
Name: Lori Y. Jensen
Title: Senior Vice President

[Signature Page to Columbia A&R RC & TL Agreement]

BMO HARRIS BANK, N.A., AS A LENDER

By:	/s/ Michael Kauffman
Name: Michael Kauffman
Title: Managing Director

[Signature Page to Columbia A&R RC & TL Agreement]

WELLS FARGO BANK, N.A., AS A LENDER AND ISSUING BANK

By:	/s/ D. Bryan Gregory
Name: D. Bryan Gregory
Title: Managing Director

[Signature Page to Columbia A&R RC & TL Agreement]

TD BANK, N.A., AS A LENDER

By:	/s/ Jessica Trombly
Name: Jessica Trombly
Title: Vice President

[Signature Page to Columbia A&R RC & TL Agreement]

SUMITOMO MITSUI BANKING CORPORATION, AS A LENDER

By:	/s/ Hideo Notsu
Name: Hideo Notsu
Title: Managing Director

[Signature Page to Columbia A&R RC & TL Agreement]

SUNTRUST BANK, AS A LENDER

By:	/s/ Nick Preston
Name: Nick Preston
Title: Director

[Signature Page to Columbia A&R RC & TL Agreement]

MORGAN STANLEY BANK, N.A., AS A LENDER

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Columbia A&R RC & TL Agreement]

ASSOCIATED BANK, NATIONAL ASSOCIATION, AS A LENDER

By:	/s/ Gregory T. Warsek
Name: Gregory T. Warsek
Title: SVP

[Signature Page to Columbia A&R RC & TL Agreement]

BANK OF TAIWAN, NEW YORK BRANCH, AS A LENDER

By:	/s/ Yue-Li Shih
Name: Yue-Li Shih
Title: SVP & General Manager

[Signature Page to Columbia A&R RC & TL Agreement]